Filed Pursuant to Rule 424(b)(3)
Registration No. 333-187470

COLE OFFICE & INDUSTRIAL REIT (CCIT II), INC.
SUPPLEMENT NO. 16 DATED JUNE 25, 2014
TO THE PROSPECTUS DATED SEPTEMBER 17, 2013
This document supplements, and should be read in conjunction with, the prospectus of Cole Office & Industrial REIT (CCIT II), Inc. dated September 17, 2013. This Supplement No. 16 supersedes and replaces all previous supplements to the prospectus. Unless otherwise defined in this supplement, capitalized terms used in this supplement shall have the same meanings as set forth in the prospectus.
The purpose of this supplement is to describe the following:

(1)	the status of the offering of shares of Cole Office & Industrial REIT (CCIT II), Inc.;
(2)	updates to our suitability standards;
(3)	an indirect change of control for our advisor, dealer manager, property manager and sponsor;
(4)	updates to our management;
(5)	recent real property investments and debt;
(6)	potential real property investments;
(7)	the transfer of ownership of certain shares of our outstanding common stock held by CREInvestments, LLC to ARC Properties Operating Partnership, L.P.;
(8)	updates to our risk factors;
(9)	an update to our disclosure regarding our advisory agreement;
(10)	compensation, fees and reimbursements payable to CCI II Advisors and its affiliates as of March 31, 2014;
(11)	updates to our conflicts of interest;
(12)	an update to our disclosure regarding certain conflict resolution procedures;
(13)	an update to our investment objectives and policies;
(14)	updated selected financial data;
(15)	updates to the Prior Performance Summary;
(16)	an update to our disclosure regarding access to our corporate records;
(17)	updated distributions and share redemptions information;
(18)	updates to our valuation policy;
(19)	an update to the Experts section of the prospectus;
(20)	the incorporation of certain historical information by reference into the prospectus;
(21)	updates to the prior performance information and tables; and
(22)
the delivery of revised forms of our Initial Subscription Agreement, Additional Subscription Agreement, Alternative Initial Subscription Agreement and Alternative Additional Subscription Agreement, attached hereto as Appendices B, C, D and E, respectively.

OPERATING INFORMATION
Status of Our Public Offering
The registration statement for our initial public offering of 300,000,000 shares of common stock was declared effective by the U.S. Securities and Exchange Commission on September 17, 2013. Of these shares, we are offering 250,000,000 shares in our primary offering and up to 50,000,000 shares pursuant to our distribution reinvestment plan, subject to our ability to reallocate shares between our primary offering and our distribution reinvestment plan. As of June 23, 2014, we had accepted investors’ subscriptions for, and issued, a total of approximately 6.7 million shares of our common stock in the offering, resulting in gross proceeds to us of approximately $66.8 million (including shares issued pursuant to our distribution reinvestment plan). We have special escrow provisions for residents of Pennsylvania which have not been satisfied as of June 23, 2014 and, therefore, we have not accepted subscriptions from residents of Pennsylvania.
We will offer shares of our common stock pursuant to the offering until September 17, 2015, unless our board of directors terminates the offering at an earlier date or all shares being offered have been sold, in which case the offering will be terminated. If all of the shares we are offering have not been sold by September 17, 2015, we may extend the offering as permitted under applicable law. In addition, at the discretion of our board of directors, we may elect to extend the termination date of our offering of shares reserved for issuance pursuant to our distribution reinvestment plan until we have sold all shares allocated to such plan through the reinvestment of distributions, in which case participants in the plan will be notified. The offering must be registered in every state in which we offer or sell shares. Generally, such registrations are for a period of one year. Thus, we may have to stop selling shares in any state in which our registration is not renewed or otherwise extended annually. We reserve the right to terminate this offering at any time prior to the stated termination date.

PROSPECTUS UPDATES
Suitability Standards
The following information supersedes and replaces the fifth and ninth bullet points under the third paragraph of the section of our prospectus captioned “Suitability Standards” beginning on page i of the prospectus.

•	Kentucky, Michigan and Tennessee — Investors must have a liquid net worth of at least 10 times their investment in us.

•	North Dakota, Oregon and Pennsylvania — Investors must have a net worth of at least 10 times their investment in us.
The additional suitability standard for investors in New Mexico and Ohio, as disclosed, among other places, in the section of our prospectus captioned “Suitability Standards” on pages i and ii of the prospectus is hereby replaced with the following:

•
New Mexico and Ohio — Investors may not invest, in the aggregate, more than 10% of their liquid net worth in us, our affiliates, and other non-traded real estate investment trusts. “Liquid net worth” is defined as that portion of net worth (total assets exclusive of primary residence, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities.

Indirect Change of Control for Our Advisor, Dealer Manager, Property Manager and Sponsor
The prospectus is hereby supplemented to include the following information regarding the ownership of our external advisor, dealer manager, property manager and sponsor. All applicable references in the prospectus are hereby supplemented and revised accordingly.
On October 22, 2013, Cole Real Estate Investments, Inc. (Cole) entered into an agreement and plan of merger (the ARCP Merger Agreement) with American Realty Capital Properties, Inc. (ARCP) and Clark Acquisition, LLC, a direct wholly owned subsidiary of ARCP (Merger Sub). On February 7, 2014, ARCP acquired Cole pursuant to a transaction whereby Cole merged with and into Merger Sub, with Merger Sub surviving as a wholly owned subsidiary of ARCP (the ARCP Merger). ARCP is a self-managed publicly traded Maryland corporation listed on The NASDAQ Global Select Market, focused on acquiring and owning single tenant freestanding commercial properties subject to net leases with high credit quality tenants.
As a result of the ARCP Merger, ARCP indirectly owns and/or controls our external advisor, Cole Corporate Income Advisors II, LLC (CCI II Advisors), our dealer manager, Cole Capital Corporation, our property manager, CREI Advisors, LLC (CREI Advisors), and our sponsor, Cole Capital™. Despite the indirect change of control for our advisor, dealer manager, property manager and sponsor, we expect that the advisory, dealer manager, property management and sponsor services we receive will continue without any changes in personnel, except as noted below, or service procedures.
Management
The following information supersedes and replaces the fourth paragraph of the response in the “Questions and Answers About This Offering — What is the experience of your sponsor and your advisor?” section on page 2 of the prospectus.
Our advisor, CCI II Advisors, is an affiliate of our sponsor that was formed for the purpose of managing our company. The president - office and industrial of our advisor, and other key personnel of our advisor, bring extensive net lease real estate and public company operating experience to our business, highlighted by an in-depth knowledge of the office and industrial sectors. The chief operating officer of our advisor brings extensive strategic experience to our advisor, having advised on over $400 billion of strategic acquisitions.
The following information supersedes and replaces the table of officers and directors of our company on page 64 of the prospectus in the “Management — Executive Officers and Directors” section of the prospectus.

Name	Age*	Position(s)
Nicholas S. Schorsch	53	Chairman of the Board of Directors, Chief Executive Officer and President
D. Kirk McAllaster, Jr.	47	Executive Vice President, Chief Financial Officer and Treasurer
Gavin B. Brandon	38	Senior Vice President of Accounting and Principal Accounting Officer**
P. Anthony Nissley	62	Independent Director
James F. Risoleo	59	Independent Director
* As of June 23, 2014.
** Non-Executive Officer.

The “Management — Executive Officers and Directors” section beginning on page 64 of the prospectus and all similar discussions appearing throughout the prospectus are supplemented with the following information.
In connection with the ARCP Merger, on February 7, 2014, Christopher H. Cole, our former chairman of the board of directors, chief executive officer and president, and Marc T. Nemer, the former chief executive officer of our external advisor, stepped down from their positions with us and with Cole and its affiliates immediately prior to the consummation of the ARCP Merger.
On February 7, 2014, Nicholas S. Schorsch was appointed to our board of directors, and as our chairman of the board of directors, chief executive officer and president, by the unanimous approval of our directors. On such date, Mr. Schorsch was also appointed as the chief executive officer of our external advisor. Below is certain information about Mr. Schorsch’s background.
Nicholas S. Schorsch has served as our chairman, chief executive officer and president since February 2014. He has served as chief executive officer of our advisor since February 2014. In addition, Mr. Schorsch serves in the following positions for certain other programs sponsored by Cole Capital and certain affiliates of Cole Capital:

Entity	Position(s)	Dates
CCIT, CCPT IV, Cole Income NAV	Chairman, chief executive officer and	February 2014 — Present
Strategy, CCPT V	president
CCPT I	Chairman, chief executive officer and	February 2014 — May 2014
president
Cole REIT Advisors, LLC (CCPT I	Chief executive officer	February 2014 — Present
Advisors), Cole REIT Advisors III, LLC
(CCPT III Advisors), Cole Corporate
Income Advisors, LLC (CCI Advisors),
Cole REIT Advisors IV, LLC (CCPT IV
Advisors), Cole Real Estate Income
Strategy (Daily NAV) Advisors, LLC
(Cole Income NAV Strategy Advisors),
Cole REIT Advisors V, LLC (CCPT V
Advisors), Cole Capital Partners, LLC
(Cole Capital Partners), Cole Capital
Advisors
Cole Capital Corporation	Director	February 2014 — Present
Mr. Schorsch also served as chairman of the board of directors of American Realty Capital Trust, Inc. (ARCT) from August 2007 until the close of ARCT’s merger with Realty Income Corporation in January 2013 and, until March 2012, the chief executive officer of ARCT, the ARCT advisor and the ARCT property manager since their formation in August 2007. Mr. Schorsch has served as the chairman and the chief executive officer of American Realty Capital New York Recovery REIT, Inc. (NYRR), the NYRR property manager and the NYRR advisor since their formation in October 2009. Mr. Schorsch has served as the chief executive officer of the Phillips Edison - ARC Shopping Center REIT Inc. (PE-ARC) advisor since its formation in December 2009. Mr. Schorsch has been the chairman and the chief executive officer of American Realty Capital - Retail Centers of America, Inc. (ARC RCA) and the ARC RCA advisor since their formation in July 2010 and May 2010, respectively. Mr. Schorsch has been the chairman and the chief executive officer of American Realty Capital Healthcare Trust, Inc. (ARC HT), the ARC HT advisor and the ARC HT property manager since their formation in August 2010. Mr. Schorsch has been chairman and the chief executive officer of Business Development Corporation of America (BDCA) since its formation in May 2010. Mr. Schorsch has been the chairman and the chief executive officer of American Realty Capital Daily Net Asset Value Trust, Inc. (ARC DNAV), the ARC DNAV advisor and the ARC DNAV property manager since their formation in September 2010. Mr. Schorsch also has been the chairman and the chief executive officer of ARCP and the ARCP advisor since their formation in December 2010 and November 2010, respectively. Mr. Schorsch served as the chairman and the chief executive officer of American Realty Capital Trust III, Inc. (ARCT III), the ARCT III advisor and the ARCT III property manager from their formation in October 2010 until the close of ARCT III’s merger with ARCP in February 2013. Mr. Schorsch has been the chairman and the chief executive officer of American Realty Capital Global Trust, Inc. (ARC Global), the ARC Global advisor and the ARC Global property manager since their formation in July 2011, July 2011 and January 2012, respectively. Mr. Schorsch also served as the chairman and the chief executive officer of American Realty Capital Trust IV, Inc. (ARCT IV), the ARCT IV advisor and the ARCT IV property manager from their formation in February 2012 until the close of

ARCT IV’s merger with ARCP in January 2014. Mr. Schorsch has served as the executive chairman of the board of directors of American Realty Capital Healthcare Trust II, Inc. (ARC HT II) since its formation in October 2012. Mr. Schorsch has served as the chairman of the board of directors and chief executive officer of ARC Realty Finance Trust, Inc. (ARC RFT) since its formation in November 2012 and as chief executive officer of the ARC RFT advisor since its formation in November 2012. Mr. Schorsch has served as the chairman and the chief executive officer of American Realty Capital Trust V, Inc. (ARCT V) and as the chief executive officer of the ARCT V advisor and the ARCT V property manager since their formation in January 2013. Mr. Schorsch has served as chief executive officer of the Phillips Edison - ARC Grocery Center REIT II, Inc. (PE-ARC II) advisor since its formation in July 2013. Mr. Schorsch has served as chairman of the board of directors of American Realty Capital Hospitality Trust, Inc. (ARC HOST) since August 2013 and as a member of the board of managers of the ARC HOST sub-property manager since August 2013. Mr. Schorsch has served as a director of the general partner of American Energy Capital Partners, LP since its formation in October 2013. Mr. Schorsch has served as executive chairman of the board of directors of RCS Capital Corporation since February 2013. Mr. Schorsch has served as the chairman and the chief executive officer of American Realty Capital New York City REIT, Inc. (NYCR), the NYCR advisor and the NYCR property manager since their formation in December 2013. From September 2006 to July 2007, Mr. Schorsch was the chief executive officer of American Realty Capital, a real estate investment firm. Mr. Schorsch founded and formerly served as president, chief executive officer and vice chairman of American Financial Realty Trust (AFRT) from its inception as a REIT in September 2002 until August 2006. AFRT was a publicly traded REIT (which was listed on the NYSE within one year of its inception) that invested exclusively in offices, operation centers, bank branches, and other operating real estate assets that are net leased to tenants in the financial services industry, such as banks and insurance companies. Through American Financial Resource Group (AFRG) and its successor corporation, AFRT, Mr. Schorsch executed in excess of 1,000 acquisitions, both in acquiring businesses and real estate property with transactional value of approximately $5 billion, while also operating offices in Europe that focused on sale and leaseback and other property transactions in Spain, France, Germany, Finland, Norway and the United Kingdom. In 2003, Mr. Schorsch received an Entrepreneur of the Year award from Ernst & Young. From 1995 to September 2002, Mr. Schorsch served as chief executive officer and president of AFRG, AFRT’s predecessor, a private equity firm founded for the purpose of acquiring operating companies and other assets in a number of industries. Prior to AFRG, Mr. Schorsch served as president of a non-ferrous metal product manufacturing business, Thermal Reduction. He successfully built the business through mergers and acquisitions and ultimately sold his interests to Corrpro (NYSE) in 1994. Mr. Schorsch was selected to serve as chairman of our board of directors based upon his current experience as chairman, chief executive officer and president of CCIT, CCPT IV, CCPT V and Cole Income NAV Strategy, his current experience as chairman and chief executive officer of NYRR, ARC RCA, ARC HT, ARC DNAV, ARCP, ARC Global, ARC RFT, ARCT V, NYCR and BDCA, his current experience as chairman of ARC HT II and ARC HOST and executive chairman of RCS Capital Corporation, his previous experience as president, chief executive officer and vice chairman of AFRT and chairman and chief executive officer of ARCT, ARCT III and ARCT IV and his significant real estate acquisition experience.
D. Kirk McAllaster, Jr. has served as executive vice president and chief financial officer of our advisor since February 2014. He served as our advisor’s executive vice president and chief financial officer (REITs and real estate funds) from February 2013 until February 2014.
Gavin B. Brandon has served as our principal accounting officer since March 2013 and as our senior vice president of accounting since March 2014. He served as our vice president of accounting from March 2013 until March 2014. In addition, Mr. Brandon serves or served in the following positions for certain other programs sponsored by Cole Capital:

Entity	Position(s)	Dates
CCPT II	Vice president of accounting and principal accounting officer	March 2012 — July 2013
CCIT	Senior vice president of accounting and principal accounting officer	March 2014 — Present
	Vice president of accounting and principal accounting officer	March 2012 — March 2014
CCPT IV	Senior vice president of accounting and principal accounting officer	March 2014 — Present
CCPT V	Senior vice president of accounting and principal accounting officer	March 2014 — Present
	Vice president of accounting and principal accounting officer	June 2013 — March 2014
Prior to joining Cole Capital and its affiliates in August 2011, Mr. Brandon worked for nine years with Deloitte & Touche LLP, most recently as an audit senior manager. Mr. Brandon received a B.A. in Accounting, as well as a B.A. in Spanish, from Weber State University. In addition, he is a Certified Public Accountant, licensed in the states of Arizona and California. He is also a member of the American Institute of Certified Public Accountants and the National Association of Real Estate Investment Trusts.
We do not directly compensate Mr. Brandon for his services as a non-executive officer of our company, nor do we reimburse our advisor or any affiliate of our advisor for his salaries or benefits.

The following information supersedes and replaces the table of officers and key personnel of our advisor or certain affiliates on page 71 of the prospectus in the “Management — Our Advisor” section of the prospectus.

Name	Age*	Position(s)
Nicholas S. Schorsch	53	Chief Executive Officer
David S. Kay	47	President
Lisa E. Beeson	48	Chief Operating Officer
D. Kirk McAllaster, Jr.	47	Executive Vice President and Chief Financial Officer
John M. Pons	50	Executive Vice President and Secretary
Thomas W. Roberts	55	Executive Vice President and Head of Real Estate Investments
Richard A. Silfen	51	Executive Vice President and General Counsel
Michael T. Ezzell	39	Executive Vice President
Paul H. McDowell	54	President — Office and Industrial
Todd J. Weiss	42	General Counsel, Real Estate
* As of June 23, 2014.
The “Management — Our Advisor” section beginning on page 71 of the prospectus is supplemented with the following information.
David S. Kay has served as president of our advisor since February 2014. In this role, he oversees day-to-day operations across the advisor’s business, including real estate investments, real estate operations and capital markets. In addition, Mr. Kay serves in the following positions for certain other programs sponsored by Cole Capital and certain affiliates of Cole Capital:

Entity	Position(s)	Dates
CCPT I Advisors, CCPT III	President	February 2014 — Present
Advisors, CCI Advisors, CCPT
IV Advisors, Cole Income NAV
Strategy Advisors, CCPT V
Advisors, Cole Capital Partners,
Cole Capital Advisors
Mr. Kay has served as president of ARCP since December 2013. From August 2011 to December 2013, Mr. Kay served as chief investment officer and chief financial officer of Capital Automotive Real Estate Services, Inc. (Capital Automotive), a specialty finance company for automotive retail real estate, whose predecessor, Capital Automotive REIT, Mr. Kay co-founded in October 1997. As chief financial officer, Mr. Kay directed Capital Automotive’s initial public offering in 1998, raising $370 million, and completed nearly $3 billion of real estate acquisitions in the following seven years. In December 2005, Mr. Kay led Capital Automotive through a nearly $4 billion privatization transaction. In 2011 and 2009, Mr. Kay oversaw two recapitalizations totaling $3.7 billion of Capital Automotive’s debt. Prior to forming Capital Automotive REIT, Mr. Kay was employed by the public accounting firm of Arthur Andersen LLP from May 1989 to October 1997. While at Arthur Andersen LLP, Mr. Kay provided clients with consultation regarding mergers and acquisitions, business planning and strategy, and equity financing. He also has extensive experience in capital formation, roll-up transactions, and public offerings. Mr. Kay has been a member of the board of directors of Summit Hotel Properties, Inc. (NYSE: INN), a premium-branded limited-service and select-service hotel investment company, since February 2011. Mr. Kay received a B.B.A. in 1989 from James Madison University where he is currently a member of the Executive Advisory Board of the Business School and a member of the Board of the Center for Entrepreneurship. He is also active in many charitable foundations and organizations.

Lisa E. Beeson has served as chief operating officer of our advisor since March 2014. In addition, Ms. Beeson serves in the following positions for certain other programs sponsored by Cole Capital and certain affiliates of Cole Capital:

Entity	Position(s)	Dates
CCI Advisors	Chief operating officer	February 2014 — Present
Cole Capital Corporation	President and treasurer	February 2014 — Present
CCPT I Advisors, CCPT III
Advisors, CCPT IV Advisors,
Cole Income NAV Strategy
Advisors, CCPT V Advisors,
Cole Capital Partners, Cole
Capital Advisors	Chief operating officer	March 2014 — Present
Ms. Beeson joined ARCP in October 2013 as executive vice president and chief operating officer. Prior to joining ARCP, Ms. Beeson held the position of managing director and head of Global Real Estate M&A at Barclays, and previously occupied that same position at Lehman Brothers. Prior to joining Lehman Brothers, she was managing director at Morgan Stanley and Wachovia Securities. Over her 25 years of investment banking, Ms. Beeson has worked on transactions with an aggregate value exceeding $400 billion, including in excess of $150 billion in the lodging, gaming and various real estate sectors. Ms. Beeson has been the lead advisor on numerous real estate transactions.
John M. Pons has served as executive vice president and secretary of our advisor since February 2013 and also served as general counsel, real estate of our advisor from February 2013 until March 2014. In addition, Mr. Pons serves or served in the following positions for certain other programs sponsored by Cole Capital and certain affiliates of Cole Capital:

Entity	Position(s)	Dates
CCPT I	Secretary Director	March 2004 — January 2011 March 2004 — May 2010
CCPT I Advisors	Executive vice president and secretary Executive vice president, secretary and general counsel, real estate	March 2014 — Present January 2013 — March 2014
	Executive vice president, general counsel and secretary	September 2008 — January 2013
	Executive vice president, chief administrative officer, general counsel and secretary	October 2007 — September 2008
	Executive vice president, chief operating officer, general counsel and secretary	March 2007 — October 2007
	Senior vice president and general counsel	December 2005 — March 2007
	Senior vice president and counsel	August 2005 — December 2005
	Vice president, counsel and secretary	March 2004 — August 2005
CCPT II	Secretary Director	September 2004 — November 2010 September 2004 — November 2004
CCPT II Advisors	Executive vice president and secretary Executive vice president, secretary and general counsel, real estate	March 2014 — Present January 2013 — March 2014
	Executive vice president, general counsel and secretary	September 2008 — January 2013
	Executive vice president, chief administrative officer, general counsel and secretary	October 2007 — September 2008
	Executive vice president, chief operating officer, general counsel and secretary	March 2007 — October 2007
	Senior vice president and general counsel	December 2005 — March 2007
	Senior vice president and counsel	August 2005 — December 2005
	Vice president, counsel and secretary	September 2004 — August 2005
CCPT III Advisors	Executive vice president and secretary Executive vice president, secretary and general counsel, real estate	March 2014 — Present January 2013 — March 2014
	Executive vice president and general counsel	January 2008 — January 2013
	Chief operating officer	January 2008 — May 2008

Entity	Position(s)	Dates
CCI Advisors	Executive vice president and secretary Executive vice president, secretary and general counsel, real estate	March 2014 — Present January 2011 — March 2014
	Executive vice president and general counsel, real estate	April 2010 — January 2011
CCPT IV Advisors	Executive vice president and secretary Executive vice president, secretary and general counsel, real estate	March 2014 — Present January 2013 — March 2014
	Executive vice president and general counsel, real estate	July 2010 — January 2013
Cole Income NAV	Executive vice president and secretary	March 2014 — Present
Strategy Advisors	Executive vice president, secretary and general counsel, real estate	January 2013 — March 2014
	Executive vice president and general counsel, real estate	July 2010 — January 2013
CCPT V Advisors	Executive vice president and secretary Executive vice president, secretary and general counsel, real estate	March 2014 — Present December 2012 — March 2014
Cole Capital Partners	Executive vice president and secretary Executive vice president, secretary and general counsel, real estate	March 2014 — Present January 2013 — March 2014
	Executive vice president, general counsel and secretary	September 2008 — January 2013
	Executive vice president, chief administrative officer, general counsel and secretary	October 2007 — September 2008
	Executive vice president, chief operating officer and general counsel	March 2007 — October 2007
	Senior vice president and general counsel	December 2005 — March 2007
	Senior vice president and counsel	August 2005 — December 2005
	Vice president and counsel	September 2003 — August 2005
Cole Capital Advisors	Executive vice president and secretary	March 2014 — Present
	Executive vice president, secretary and general counsel, real estate	January 2013 — March 2014
	Executive vice president, general counsel and secretary	September 2008 — January 2013
	Executive vice president, chief administrative officer, general counsel and secretary	October 2007 — September 2008
	Executive vice president, chief operating officer and general counsel	March 2007 — October 2007
	Senior vice present and general counsel	December 2005 — March 2007
	Senior vice president and counsel	August 2005 — December 2005
	Vice present and counsel	September 2003 — August 2005
Richard A. Silfen has served as executive vice president and general counsel of our advisor since March 2014. In addition, Mr. Silfen serves in the following positions for certain other affiliates of Cole Capital:

Entity	Position(s)	Dates
CCPT I Advisors, CCPT III	Executive vice president and general counsel	March 2014 — Present
Advisors, CCI Advisors, CCPT
IV Advisors, Cole Income NAV
Strategy Advisors, CCPT V
Advisors, Cole Capital Partners,
Cole Capital Advisors
Cole Capital Corporation	Secretary	March 2014 — Present

Mr. Silfen joined ARCP in March 2014 as executive vice president and general counsel. Prior to joining ARCP, Mr. Silfen was the head of the Capital Markets Group at Philadelphia-based Duane Morris LLP from January 2007 until March 2014, where he served as partner. While at Duane Morris LLP, Mr. Silfen advised numerous companies with regard to complex mergers and acquisition transactions and capital markets transactions, including several real estate investment trusts. With more than 25 years of experience in corporate and securities law, Mr. Silfen is highly experienced in advising companies in connection with private equity investments in publicly traded and privately owned issuers, senior, high-yield, mezzanine and other debt issuances using complex structures, and restructurings of multi-layer debt. He also has assisted emerging and other businesses to develop plans for the growth and development of their businesses and technologies, including financing transactions, collaborative and strategic partnerships, and joint venture arrangements. Throughout his career, Mr. Silfen has worked with companies to facilitate public reporting and the analysis of operating results, advising them on internal audit functions and other Sarbanes-Oxley compliance matters, and working with them to support and enhance strategies for communication with security analysts and investors. Chambers USA: America’s Leading Lawyers for Business listed Mr. Silfen as one of America’s Leading Lawyers for Business in 2009, 2010, 2011, 2012 and 2013 for his advice on M&A, private equity and securities matters. He was also listed in Pennsylvania Super Lawyers rankings in 2011 and 2012. Mr. Silfen received a B.A. degree in Physics from Baylor University and a J.D. from the University of Alabama.
Michael T. Ezzell has served as executive vice president of our advisor since March 2014. In addition, Mr. Ezzell serves in the following positions for certain other affiliates of Cole Capital:

Entity	Position(s)	Dates
CCPT I Advisors, CCPT III	Executive vice president	March 2014 — Present
Advisors, CCI Advisors, CCPT
IV Advisors, Cole Income NAV
Strategy Advisors, CCPT V
Advisors, Cole Capital Partners,
Cole Capital Advisors, Cole
Capital Corporation
Mr. Ezzell has served as executive vice president, private capital markets at Cole Capital since March 2014. In this role, Mr. Ezzell provides strategic direction and oversees all aspects of private capital management for Cole Capital, including product development, external and internal sales, marketing, broker/dealer relations, due diligence and securities operations. Mr. Ezzell served as Senior Vice President, Product and Business Development at Cole Capital from January 2010 until March 2014. Prior to joining Cole Capital and its affiliates in January 2010, Mr. Ezzell was employed by AIG Advisor Group from November 2004 until January 2010, most recently as Director of Investment Research. Mr. Ezzell was actively involved in the due diligence and research of all packaged investment products and programs for AIG Advisor Group’s four independent broker-dealers with a network of approximately 6,000 independent financial advisors. Mr. Ezzell also served as a Vice President with J.P. Carey Asset Management from 1998 until 2004. Mr. Ezzell received a B.A. degree with a double major in Economics and Political Science from Stetson University. He holds FINRA Series 7, 24 and 63 licenses.

Paul H. McDowell has served as president — office and industrial of our advisor since March 2014. In addition, Mr. McDowell serves in the following positions for certain other programs sponsored by Cole Capital and certain affiliates of Cole Capital:

Entity	Position(s)	Dates
CCI Advisors, Cole Income NAV	President — Office and Industrial	February 2014 — Present
Strategy Advisors
Mr. McDowell served as president of the office and industrial division of ARC Advisory Services, LLC, a subsidiary of AR Capital, LLC (AR Capital), from November 2013 until January 2014, when he joined ARCP as the president of its office and industrial division. Mr. McDowell was a founder of CapLease, Inc. (CapLease), an NYSE-listed REIT that primarily owned and managed a diversified portfolio of single-tenant commercial real estate properties subject to long-term leases to high-credit-quality tenants, prior to its acquisition by ARCP in November 2013. He had been continuously employed by CapLease or its predecessor companies since 1994, including as chief executive officer from March 2001 until November 2013, and as senior vice president, general counsel and secretary from 1994 until February 2001. He served on CapLease’s board of directors from November 2003 until November 2013 and as chairman of the board from December 2007 until November 2013. He served on the board of directors of CapLease’s predecessor, Capital Lease Funding, LLC, from November 2001 until March 2004. He was also a member of CapLease’s investment committee, a committee that oversaw CapLease’s asset investment and due diligence process. From 1991 until 1994, Mr. McDowell was corporate counsel for Sumitomo Corporation of America, the principal U.S. subsidiary of one of the world’s largest integrated trading companies. As corporate counsel, Mr. McDowell advised on a wide range of domestic and international corporate legal matters, including acquisitions, complex financing transactions, power plant development, shipping, litigation management and real estate. From 1987 to 1990, Mr. McDowell was an associate in the corporate department at the Boston law firm of Nutter, McClennen & Fish. Mr. McDowell served on the board of directors of Feldman Mall Properties, Inc., which was a public company, within the past five years. Mr. McDowell received a J.D. with honors from Boston University School of Law in 1987 and received a B.A. from Tulane University in 1982.
Todd J. Weiss has served as general counsel, real estate of our advisor since March 2014. In addition, Mr. Weiss serves in the following positions for certain other programs sponsored by Cole Capital and certain affiliates of Cole Capital:

Entity	Position(s)	Dates
CCPT I Advisors, CCPT III	General Counsel, Real Estate	March 2014 — Present
Advisors, CCI Advisors, CCPT
IV Advisors, Cole Income NAV
Strategy Advisors, CCPT V
Advisors, Cole Capital Partners,
Cole Capital Advisors
Prior to joining Cole Capital and its affiliates in November 2004, Mr. Weiss was an associate general counsel and assistant secretary with GE Capital Franchise Finance Corporation from February 2002 until November 2004. He was in private practice with the law firm of Snell & Wilmer LLP from 1997 to 2002. Mr. Weiss received a B.A. degree in Government from The University of Texas at Austin in 1994 before earning his J.D. and graduating with high honors in 1997 from Chicago-Kent College of Law.
The prospectus is hereby supplemented by deleting in their entirety the brief descriptions for Jeffrey C. Holland, Chong P. Huan, Stephan Keller, David J. Lynn, Kimberly J. Smith and Robert J. Micera in the “Management — Our Advisor” section beginning on page 71 of the prospectus.
Recent Real Property Investments and Debt

The following information supplements, and should be read in conjunction with, the section of our prospectus captioned “Prospectus Summary — Description of Real Estate Investments” on page 12 of the prospectus.

Description of Real Estate Investments
 As of June 23, 2014, we, through separate wholly-owned limited liability companies and limited partnerships of ours and our operating partnership, owned seven properties, located in seven states, consisting of approximately 1.2 million gross rentable square feet of corporate office and industrial space, which are listed below.

Property Description	Tenant Industry	Number of Tenants	Tenant	Rentable Square Feet	Purchase Price
County of Santa Clara Office — San Jose, CA	Government & Non-Profit	1	County of Santa Clara	83,841	$24,000,000
State of Alabama Disability Determination Services Office — Birmingham, AL	Government & Non-Profit	1	State Department of Education, an Institution of the State of Alabama	114,035	32,250,000
FedEx Ground — St. Joseph, MO	Logistics	1	FedEx Ground Package System, Inc.	66,692	5,226,646
FedEx Ground — Fort Dodge, IA	Logistics	1	FedEx Ground Package System, Inc.	25,398	2,801,522
Federal Express — Las Vegas, NV	Logistics	1	Federal Express Corporation	95,953	19,350,000
RF Micro Devices Office — Greensboro, NC	Manufacturing	1	RF Micro Devices, Inc.	100,000	15,500,000
Subaru of America — Lebanon, IN	Automotive	1	Subaru of America, Inc.	715,000	32,600,000
				1,200,919	$131,728,168

The following information subsections are hereby inserted in our prospectus immediately following the section of our prospectus captioned “Investment Objectives and Policies — Change in Investment Policies” on page 112 of the prospectus.
 Real Property Investments
We engage in the acquisition and ownership of commercial properties, primarily consisting of single-tenant, income-producing necessity office and industrial properties, which are leased to creditworthy tenants under long-term net leases, and are strategically located throughout the United States.
As of June 23, 2014, we, through separate wholly-owned limited liability companies and limited partnerships of ours and our operating partnership, owned seven properties, located in seven states, consisting of approximately 1.2 million gross rentable square feet of corporate office and industrial space, which are listed below. The properties were acquired through the use of proceeds from our initial public offering and proceeds from our revolving credit facility and related-party line of credit.

Property Description	Date Acquired	Year Built		Purchase Price (1)	Fees Paid to Sponsor (2)	Initial Yield (3)		Average Yield (4)		Physical Occupancy
County of Santa Clara Office — San Jose, CA	January 13, 2014	1997		$24,000,000	$480,000	6.45%		7.22%		100%
State of Alabama Disability Determination Services Office — Birmingham, AL	April 30, 2014	2010/ 1997/ 1989	(5)	32,250,000	645,000	—	(6)	—	(7)	100%
FedEx Ground — St. Joseph, MO	May 30, 2014	2014		5,226,646	104,533	7.15%		7.15%		100%
FedEx Ground — Fort Dodge, IA	June 2, 2014	2014		2,801,522	56,030	7.15%		7.15%		100%
Federal Express — Las Vegas, NV	June 5, 2014	2010		19,350,000	387,000	6.75%		6.75%		100%
RF Micro Devices Office — Greensboro, NC	June 12, 2014	1999		15,500,000	310,000	7.10%		8.11%		100%
Subaru of America — Lebanon, IN	June 23, 2014	2014		32,600,000	652,000	6.15%		6.73%		100%
				$131,728,168	$2,634,563

(1)	Purchase price does not include acquisition related expenses.

(2)
Fees paid to sponsor are payments made to an affiliate of our advisor for acquisition fees in connection with the property acquisition. For more detailed information on fees paid to our advisor or its affiliates, see the section captioned “Management Compensation” beginning on page 83 of the prospectus.

(3)
Initial yield is calculated as the effective annualized rental income, adjusted for rent concessions or abatements, if any, for the in-place lease at the property divided by the property’s purchase price, plus the cost of significant capital improvements expected to be incurred in the first year of ownership, if any, and exclusive of acquisition fees paid to our advisor or its affiliates and acquisition costs. In general, we intend for our properties to be subject to long-term triple net or double net leases, and the future costs associated with the double net leases are unpredictable and may reduce the yield. We expect the majority of our properties will be subject to triple net leases. Accordingly, our management believes that effective annualized rental income is a more appropriate figure from which to calculate initial yield than net operating income.

(4)
Average yield is calculated as the average annual rental income, adjusted for rent concessions or abatements, if any, for the in-place lease, over the non-cancelable lease term at the property divided by the property’s purchase price, plus the cost of significant capital improvements expected to be incurred over the non-cancelable lease term, if any, and exclusive of acquisition fees paid to our advisor or its affiliates and acquisition costs. In general, we intend for our properties to be subject to long-term triple net or double net leases, and the future costs associated with the double net leases are unpredictable and may reduce the yield. We expect the majority of our properties will be subject to triple net leases. Accordingly, our management believes that average annual rental income is a more appropriate figure from which to calculate average yield than net operating income.

(5)	The property is comprised of three interconnected buildings, each was constructed in a different year.

(6)	As the property is subject to a modified gross lease, we have not disclosed an initial yield for the property.

(7)	As the property is subject to a modified gross lease, we have not disclosed an average yield for the property.

The following table sets forth the principal provisions of the lease term for the tenant at the property listed above:

Property	Tenant	Total Square Feet Leased	% of Total Rentable Square Feet	Renewal Options (1)	Effective Annual Base Rent (2)		Effective Base Rent per Square Foot (2)	Lease Term (3)
County of Santa Clara Office — San Jose, CA	County of Santa Clara	83,841	100%	2/5 yr.	$1,546,866	(4)	$18.45	1/13/2014	–	8/31/2023
State of Alabama Disability Determination Services Office — Birmingham, AL	State Department of Education, an Institution of the State of Alabama	114,035	100%	1/10 yr.	$2,518,694	(4)	$22.09	4/30/2014	–	6/30/2028
FedEx Ground — St. Joseph, MO	FedEx Ground Package System, Inc.	66,692	100%	2/5 yr.	$373,705		$5.60	5/30/2014	–	4/30/2024
FedEx Ground — Fort Dodge, IA	FedEx Ground Package System, Inc.	25,398	100%	2/5 yr.	$200,309		$7.89	6/2/2014	–	5/31/2024
Federal Express —Las Vegas, NV	Federal Express Corporation	95,953	100%	2/5 yr.	$1,305,295		$13.60	6/5/2014	–	9/9/2025
RF Micro Devices Office — Greensboro, NC	RF Micro Devices, Inc.	100,000	100%	2/10 yr.	$1,100,000	(5)	$11.00	6/12/2014	–	3/31/2028
Subaru of America — Lebanon, IN	Subaru of America, Inc.	715,000	100%	2/5 yr.	$2,002,000	(5)	$2.80	6/23/2014	–	5/31/2024

(1)	Represents the number of renewal options and the term of each option.

(2)	Effective annual base rent and effective base rent per square foot include adjustments for rent concessions or abatements, if any.

(3)
Represents the lease term beginning with the later of the purchase date or the rent commencement date through the end of the non-cancelable lease term, assuming no renewals are exercised. In general, we intend for our properties to be subject to long-term triple or double net leases that require the tenants to pay substantially all operating expenses in addition to base rent.

(4)	The annual base rent under the lease increases every year by 2.5% of the then-current annual base rent.
(5) The annual base rent under the lease increases every year by 2.0% of the then-current annual base rent.
Tenant Lease Expirations
The following table sets forth the aggregate lease expirations for each of our properties acquired as of June 23, 2014 for each of the next ten years and thereafter, assuming no renewal options are exercised. For purposes of the table, the Total Annual Base Rent Expiring column represents annualized rental revenue, on a straight line basis, for each lease that expires during the respective year.

Year Ending December 31,	Number of Leases Expiring	Square Feet Expiring	Total Annual Base Rent Expiring	% of Total Annual Base Rent
2014	—	—	$—	—%
2015	—	—	—	—%
2016	—	—	—	—%
2017	—	—	—	—%
2018	—	—	—	—%
2019	—	—	—	—%
2020	—	—	—	—%
2021	—	—	—	—%
2022	—	—	—	—%
2023	1	83,841	1,733,693	17%
2024	3	807,090	2,766,528	27%
Thereafter	3	309,988	5,677,571	56%
	7	1,200,919	$10,177,792	100%

Depreciable Tax Basis

For federal income tax purposes, the aggregate depreciable basis in the seven properties described in this prospectus supplement is approximately $108.0 million. When we calculate depreciation expense for federal income tax purposes, we depreciate buildings and improvements over a 40-year recovery period, land improvements over a 20-year recovery period and furnishings and equipment over a 12-year recovery period using a straight-line method and a mid-month convention. We currently have no plan for any significant renovations, improvements or development of the properties described in this prospectus supplement that would be an additional cost to us, and we believe the properties described in this prospectus supplement are adequately insured. We intend to obtain adequate insurance coverage for all future properties that we acquire. The preliminary depreciable basis in these properties is estimated, as of June 23, 2014, as follows:

Property	Depreciable Tax Basis
County of Santa Clara Office — San Jose, CA	$19,680,000
State of Alabama Disability Determination Services Office — Birmingham, AL	26,445,000
FedEx Ground — St. Joseph, MO	4,285,850
FedEx Ground — Fort Dodge, IA	2,297,248
Federal Express — Las Vegas, NV	15,867,000
RF Micro Devices Office — Greensboro, NC	12,710,000
Subaru of America — Lebanon, IN	26,732,000
$108,017,098
Debt
Revolving Credit Facility
On January 13, 2014, our operating partnership entered into a secured revolving credit facility, as modified (the Credit Facility), providing for up to $100.0 million of borrowings pursuant to a credit agreement, as modified (the Credit Agreement), with J.P. Morgan Securities, LLC and Regions Capital Markets, as joint lead arrangers and bookrunners, JPMorgan Chase Bank, N.A. (JPMorgan Chase) as administrative agent, swing line lender, letter of credit issuer and documentation agent, JPMorgan Chase and Regions Bank as co-syndication agents, and other lending institutions that may become parties to the Credit Agreement.
The Credit Facility allows our operating partnership to borrow up to $100.0 million in revolving loans (the Revolving Loans), with the maximum amount outstanding not to exceed the borrowing base (the Borrowing Base), calculated as (i) 70% of the aggregate value allocated to each qualified property comprising eligible collateral (collectively, the Qualified Properties) during the period from January 13, 2014 through January 12, 2015; (ii) 65% of the Qualified Properties during the period from January 13, 2015 to January 12, 2016; and (iii) 60% of the Qualified Properties thereafter. Up to 15% of the total amount available may be used for issuing letters of credit and up to 10% of the Credit Facility, not to exceed $50.0 million, may be used for issuing short term (ten business day) advances (the Swing Line Loans). Subject to meeting certain conditions described in the Credit Agreement and the payment of certain fees, the amount of the Credit Facility may be increased up to a maximum of $750.0 million. Additionally, subject to meeting certain conditions described in the Credit Agreement, including obtaining Qualified Properties with an aggregate value of $500.0 million, the secured Credit Facility may be converted to an unsecured credit facility, at which time certain terms and conditions, including interest rates, will be adjusted as described in the Credit Agreement. The Credit Facility, letters of credit and Swing Line Loans mature on January 13, 2017; however, our operating partnership may elect to extend the maturity dates of such loans to January 13, 2019 subject to satisfying certain conditions described in the Credit Agreement.
The Revolving Loans will bear interest at rates depending upon the type of loan specified by our operating partnership. For a eurodollar rate loan as defined in the Credit Agreement, the interest rate will be equal to the one-month, two-month, three-month or six-month LIBOR for the interest period, as elected by our operating partnership, multiplied by the Statutory Reserve Rate (as defined in the Credit Agreement), plus the applicable rate (the Eurodollar Applicable Rate). The Eurodollar Applicable Rate is based upon the overall leverage ratio, generally defined in the Credit Agreement as our total consolidated outstanding indebtedness divided by our total consolidated asset value (the Leverage Ratio), and ranges from 1.90% at a Leverage Ratio of 50% or less to 2.75% at a Leverage Ratio greater than 65%. For base rate committed loans, the interest rate will be a per annum amount equal to the greater of (i) JPMorgan Chase Bank’s Prime Rate; (ii) the Federal Funds Effective Rate (as defined in the Credit Agreement) plus 0.50%; or (iii) one-month LIBOR multiplied by the Statutory Reserve Rate (as defined in the Credit Agreement) plus 1.0% plus the applicable rate (the Base Rate Applicable Rate). The Base Rate Applicable Rate is based upon the Leverage Ratio, and ranges from 0.90% at a Leverage Ratio of 50% or less to 1.75% at a Leverage Ratio greater than 65%. Upon the occurrence of any event of default, the eurodollar rate loans and base rate committed loans will bear interest payable at an interest rate equal to 2.0% per annum above the interest rate that would otherwise be applicable at that time, until the default is cured. Similarly, the letter of credit fees will be increased to a rate of 2.0% above the letter of credit fee that would otherwise be applicable at that time.
Our operating partnership has the right to prepay the outstanding amounts under the Credit Facility, in whole or in part, without premium or penalty, provided that (i) prior written notice is received by the administrative agent; (ii) any prepayment of eurodollar rate loans shall be in a principal amount of $5.0 million or a whole multiple of $1.0 million in excess thereof; and (iii) any prepayment of base rate committed loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount then outstanding.
As of June 23, 2014, the Borrowing Base under the Credit Facility based on the underlying collateral pool for qualified properties was approximately $86.6 million and the amount outstanding under the Credit Facility was approximately $72.9 million.
Series C Loan
On January 13, 2014, our operating partnership entered into a $10.0 million subordinate revolving line of credit with Series C, LLC, an affiliate of our advisor. On June 25, 2014, our operating partnership entered into a modification agreement in order to increase the maximum principal amount of the subordinate revolving line of credit to $60.0 million (the Amended Series C Loan). The Amended Series C Loan bears interest at a rate per annum equal to the one-month LIBOR plus 2.20% with accrued interest payable monthly in arrears and principal due upon maturity on January 13, 2015. In the event the Amended Series C Loan is not paid off on the maturity date, the loan includes default provisions. Upon the occurrence of an event of default, interest on the Amended Series C Loan will accrue at an annual default interest rate equal to 4.0% above the stated interest rate. The Amended Series C Loan has been approved by a majority of our directors (including a majority of our independent directors) not otherwise interested in the transaction as fair, competitive and commercially reasonable and no less favorable to us than a comparable loan between unaffiliated parties under the same circumstances. As of June 25, 2014, we had no amounts outstanding under the Amended Series C Loan.
Potential Real Property Investments
The following information supplements, and should be read in conjunction with, the section of our prospectus captioned “Prospectus Summary — Description of Real Estate Investments” on page 12 of the prospectus and the section captioned “Real Property Investments” that immediately follows the section of our prospectus captioned “Investment Objectives and Policies — Change in Investment Policies” on page 112 of the prospectus.
Our advisor has identified certain properties as potential suitable investments for us. The acquisition of each such property is subject to a number of conditions. A significant condition to acquiring any one of these properties is our ability to raise sufficient proceeds in this offering to pay all or a portion of the purchase price, including any expenses or closing costs in connection with closing the acquisitions. An additional condition to acquiring these properties may be securing debt financing to pay the balance of the purchase price. Such financing may not be available on acceptable terms or at all.
Other properties may be identified in the future that we may acquire prior to or instead of these properties. Due to the considerable conditions that must be satisfied in order to acquire these properties, we cannot make any assurances that the closing of these acquisitions is probable. The properties currently identified are listed below.

Property Description	Expected Acquisition Date	Anticipated Approximate Purchase Price (1)	Anticipated Approximate Fees to Be Paid to Sponsor (2)
ODW Logistics — Columbus, OH	June 2014	$26,800,000	$536,000
Wyle CAS Group — Huntsville, AL	June 2014	23,050,000	461,000
Amcor Rigid Plastics — Franklin, IN	June 2014	19,789,184	395,784
Green Mountain Coffee Roasters (Phase I) — Burlington, MA	July 2014	39,400,000	788,000
		$109,039,184	$2,180,784

(1)	Anticipated approximate purchase price does not include acquisition related expenses.

(2)
Anticipated approximate fees to be paid to sponsor upon closing represent amounts that would be payable to an affiliate of our advisor for acquisition fees in connection with the respective property acquisition. For more detailed information on fees paid to our advisor or its affiliates, see the section captioned “Management Compensation” beginning on page 83 of the prospectus.
Our property acquisitions are generally expected to be subject to long-term triple or double net leases, pursuant to which a tenant is generally required to pay substantially all operating expenses in addition to base rent.

Property Description	Number of Tenants	Tenant	Rentable Square Feet	Physical Occupancy
ODW Logistics — Columbus, OH	1	ODW Logistics, Inc.	759,950	100%
Wyle CAS Group — Huntsville, AL	1	CAS, Inc.	120,000	100%
Amcor Rigid Plastics — Franklin, IN	1	Amcor Rigid Plastics USA, Inc.	416,357	100%
Green Mountain Coffee Roasters (Phase I) — Burlington, MA	1	Keurig Green Mountain, Inc.	150,673	100%
			1,446,980

The table below provides leasing information for the tenants at each potential property.

Property Description	Tenant	Renewal Options (1)	Effective Annual Base Rent (2)		Effective Base Rent per Square Foot (2)	Lease Term (3)
ODW Logistics — Columbus, OH	ODW Logistics, Inc.	2/5 yr.	$2,054,905	(4)	$2.70	6/30/2014	–	5/31/2023
Wyle CAS Group —Huntsville, AL	CAS, Inc.	2/5 yr.	$1,918,800	(5)	$15.99	6/30/2014	–	8/31/2023
Amcor Rigid Plastics — Franklin, IN	Amcor Rigid Plastics USA, Inc.	2/5 yr.	$1,374,464	(6)	$3.30	6/30/2014	–	6/30/2029
Green Mountain Coffee Roasters (Phase I) — Burlington, MA	Keurig Green Mountain, Inc.	4/5 yr.	$2,636,778	(7)	$17.50	7/10/2014	–	4/3/2028

(1)	Represents number of renewal options and the term of each option.

(2)	Effective annual base rent and effective base rent per square foot include adjustments for rent concessions or abatements, if any.

(3)
Represents lease term beginning with the anticipated purchase date through the end of the non-cancelable lease term, assuming no renewals are exercised. In general, we intend for our properties to be subject to long-term triple or double net leases that require the tenants to pay substantially all operating expenses in addition to base rent.

(4)	The annual base rent under the lease increases every two years by 4.0% of the then-current annual base rent.

(5)	The annual base rent under the lease increases every year by 2.5% of the then-current annual base rent.

(6)	The annual base rent under the lease increases every year by 2.0% of the then-current annual base rent.

(7)	The annual base rent under the lease increases every five years by $0.75 per square foot.
We expect to purchase the properties with proceeds from the offering and available debt proceeds from the Credit Facility and the Amended Series C Loan. Following their acquisition, we may use the properties as collateral in future financings.
Transfer of Ownership of Certain Shares of Our Outstanding Common Stock Held by CREInvestments, LLC to ARC Properties Operating Partnership, L.P.
The prospectus is hereby supplemented to include the following information regarding the transfer of the ownership of certain shares of our outstanding common stock held by CREInvestments, LLC to ARC Properties Operating Partnership, L.P. The “Prospectus Summary — Conflicts of Interest” section on page 13 of the prospectus, the “Description of Shares — Formation Transaction” section on page 130 of the prospectus and all other applicable references in the prospectus are hereby supplemented and revised accordingly.
Prior to February 7, 2014, CREInvestments, LLC (CREI) owned 294,725 shares of our common stock. On February 7, 2014, the ownership of such shares was transferred to ARC Properties Operating Partnership, L.P. (ARCP OP). Pursuant to our charter, ARCP OP is prohibited from selling the 20,000 shares of our common stock that represents its initial investment in us for so long as Cole Capital remains our sponsor; provided, however, that ARCP OP may transfer ownership of all or a portion of these 20,000 shares of our common stock to other affiliates of our sponsor.

Risk Factors
The following information supplements, and should be read in conjunction with, the section of our prospectus captioned “Risk Factors — Risks Related to an Investment in Cole Office & Industrial REIT (CCIT II), Inc.” beginning on page 23 of the prospectus.
We have experienced losses in the past, and we may experience additional losses in the future.
Historically, we have experienced net losses (calculated in accordance with GAAP) and we may not be profitable or realize growth in the value of our investments. Many of our losses can be attributed to start-up costs, general and administrative expenses, depreciation and amortization, as well as acquisition expenses incurred in connection with purchasing properties or making other investments. For a further discussion of our operational history and the factors affecting our losses, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, incorporated by reference into this prospectus.
The “Risk Factors — Risks Related to Conflicts of Interest” section beginning on page 30 of the prospectus and all similar discussions appearing throughout the prospectus are supplemented with the following information.
Our officers face conflicts of interest related to the positions they hold with affiliated and unaffiliated entities, which could hinder our ability to successfully implement our business strategy and to generate returns to you.
Each of our executive officers, including Nicholas S. Schorsch, who also serves as the chairman of our board of directors, also is an officer and/or director of ARCP, other real estate programs sponsored by Cole Capital and/or one or more entities affiliated with our advisor. In addition, Mr. Schorsch has a significant financial interest in the American Realty Capital group of companies, which sponsors non-traded REITs, several of which have investment objectives, targeted assets, and legal and financial obligations similar to ours. As a result, these individuals have fiduciary duties to us and our stockholders, as well as to these other entities and their stockholders, members and limited partners, in addition to business interests in other entities. These fiduciary and other duties to such other entities and persons may create conflicts with the fiduciary duties that they owe to us and our stockholders. There is a risk that their loyalties to these other entities could result in actions or inactions that are adverse to our business and violate their fiduciary duties to us and our stockholders, which could harm the implementation of our investment strategy and our investment and leasing opportunities. Conflicts with our business and interests are most likely to arise from involvement in activities related to (i) allocation of new investments and management time and services between us and the other entities, (ii) our purchase of properties from, or sale of properties to, affiliated entities, (iii) the timing and terms of the investment in or sale of an asset, (iv) development of our properties by affiliates, (v) investments with affiliates of our advisor, (vi) compensation to our advisor and its affiliates, and (vii) our relationship with, and compensation to, our dealer manager. If we do not successfully implement our investment strategy, we may be unable to maintain or increase the value of our assets, and our operating cash flows and ability to pay distributions could be adversely affected. Even if these persons do not violate their fiduciary duties to us and our stockholders, they will have competing demands on their time and resources and may have conflicts of interest in allocating their time and resources between our business and these other entities. Should such persons devote insufficient time or resources to our business, returns on our investments may suffer.
Our chairman of the board of directors, chief executive officer and president also serves as the executive chairman of the board of directors of RCS Capital Corporation, a public holding company that operates a broker-dealer that distributes financial products in competition with our dealer manager as well as an investment banking and capital markets business, a transaction management services provider and a transfer agent, and in various executive and/or board positions with entities that are part of the American Realty Capital group of companies, which sponsors non-traded REITs, that may have investment objectives, targeted assets, and legal and financial obligations similar to ours.
Mr. Schorsch, our chairman of the board of directors, chief executive officer and president, also serves as the executive chairman of the board of directors of RCS Capital Corporation and in various executive and/or board positions with entities that are part of the American Realty Capital group of companies. RCS Capital Corporation is a public holding company that operates a broker-dealer that serves as the dealer manager for several REITs that have investment objectives, targeted assets, and legal and financial obligations similar to ours, including REITs sponsored by the American Realty Capital group of companies. RCS Capital Corporation therefore distributes financial products in competition with our dealer manager. There is a risk that Mr. Schorsch’s loyalties to RCS Capital Corporation could conflict with the fiduciary duties he owes to us and could result in actions or inactions that are adverse to our business and hinder our dealer manager’s and our ability to raise sufficient capital from this offering to invest in a diverse portfolio of real estate and real estate-related investments. If we are unable to raise substantial proceeds from this offering, we will make fewer investments, resulting in less diversification in terms of the number of investments owned, the geographic regions in which our investments are located and the types of investments that we make. In addition, our fixed operating expenses, as a percentage of gross income, would be higher, and our financial condition and ability to pay distributions could be adversely affected if we are unable to raise substantial funds in this offering and invest in a diverse portfolio of real estate and real estate-related investments.
The following information supersedes and replaces the last sentence of the section of our prospectus captioned “Risk Factors — Risks Related to Conflicts of Interest — Our advisor faces conflicts of interest relating to the incentive fee structure under our advisory agreement, which could result in actions that are not necessarily in the long-term best interests of our stockholders” beginning on page 30 of the prospectus.
Our advisor also has the right to terminate the advisory agreement under certain circumstances that could result in our advisor earning a performance fee, which could have the effect of delaying, deferring or preventing a change of control.
Advisory Agreement
The following information supersedes and replaces the third sentence of the third paragraph of the section of our prospectus captioned “Management — The Advisory Agreement” beginning on page 79 of the prospectus.
Additionally, either party may terminate the advisory agreement upon 60 days’ written notice without cause or penalty.
Compensation, Fees and Reimbursements Payable to CCI II Advisors and Its Affiliates
The following data supplements, and should be read in conjunction with, the section of our prospectus captioned “Management Compensation” beginning on page 83 of the prospectus.
We recorded commissions, fees and expense reimbursements as shown in the table below for services provided by our advisor and its affiliates related to the offering stage during the period reflected below.

For the Three Months Ended
March 31, 2014
Offering Stage:
Selling commissions	$386,800
Selling commissions reallowed by Cole Capital Corporation	$386,800
Dealer manager fees	$118,175
Dealer manager fees reallowed by Cole Capital Corporation	$54,817
Other organization and offering expenses	$168,095
As of March 31, 2014, approximately $452,000 of the amounts shown above had been paid to CCI II Advisors and its affiliates and approximately $221,000 had been incurred, but not yet paid, for services provided by CCI II Advisors or its affiliates in connection with the offering stage and is a liability to us. As we did not commence principal operations until January 13, 2014, we did not incur any selling commissions, dealer manager fees or expense reimbursements in connection with the offering stage during the period from February 26, 2013 (Date of Inception) to December 31, 2013. As of March 31, 2014, CCI II Advisors had paid organization and offering costs in connection with our ongoing public offering, which were not included in our financial statements because such costs were not a liability to us as they exceeded 2% of gross proceeds from our ongoing public offering. As we raise additional proceeds from our ongoing public offering, these costs may become payable.
We recorded fees and expense reimbursements as shown in the table below for services provided by our advisor and its affiliates related to the acquisition and operations stage during the period reflected below.

For the Three Months Ended
March 31, 2014
Acquisition and Operations Stage:
Acquisition fees and expenses	$480,000
Advisory fees and expenses	$38,466
Operating expenses	$—
As of March 31, 2014, no amounts had been incurred, but not yet paid, for services in connection with the acquisition and operations stage or liquidity/ listing stage provided by CCI II Advisors or its affiliates. As we did not commence principal operations until January 13, 2014, we did not incur any fees or expense reimbursements in connection with the acquisition and operations stage or liquidity/ listing stage during the period from February 26, 2013 (Date of Inception) to December 31, 2013.

Updates to Conflicts of Interest
The “Conflicts of Interest — Interests in Other Real Estate Programs and Other Concurrent Offerings” section beginning on page 90 of the prospectus and all similar discussions appearing throughout the prospectus are supplemented with the following information.
Mr. Schorsch, our chairman of the board of directors, chief executive officer and president, has a significant financial interest in the American Realty Capital group of companies, which sponsors REITs that have investment objectives, targeted assets, and legal and financial obligations similar to ours, and is the chairman and chief executive officer of ARCP, which also has investment objectives, targeted assets, and legal and financial obligations similar to ours. ARCP and the REITs sponsored by the American Realty Capital group of companies, whether or not existing as of the date of this prospectus, could compete with us in the purchase, sale or operation of our assets. There is a risk that Mr. Schorsch’s loyalties to these other programs could conflict with the fiduciary duties he owes to us and could result in actions or inactions that are adverse to our business, which could harm the implementation of our investment strategy and our investment and leasing opportunities. For example, conflicts with our business and interests may arise from involvement in activities related to the allocation of new investments between us and these other programs. In addition, Mr. Schorsch will have competing demands on his time and resources and may have conflicts of interest in allocating his time and resources between our business and these other entities.
The “Conflicts of Interest — Dealer Manager” section on page 93 of the prospectus and all similar discussions appearing throughout the prospectus are supplemented with the following information.
Mr. Schorsch, our chairman of the board of directors, chief executive officer and president, also serves as the executive chairman of the board of directors of RCS Capital Corporation and in various executive and/or board positions with entities that are part of the American Realty Capital group of companies. RCS Capital Corporation is a public holding company that operates a broker-dealer that serves as the dealer manager for several REITs that have investment objectives, targeted assets, and legal and financial obligations similar to ours, including REITs sponsored by the American Realty Capital group of companies. RCS Capital Corporation therefore distributes financial products in competition with Cole Capital Corporation. There is a risk that Mr. Schorsch’s loyalties to RCS Capital Corporation could conflict with the fiduciary duties he owes to us and could result in actions or inactions that are adverse to our business and hinder our dealer manager’s and our ability to raise sufficient capital from this offering to invest in a diverse portfolio of real estate and real estate-related investments. If we are unable to raise substantial proceeds from this offering, we will make fewer investments, resulting in less diversification in terms of the number of investments owned, the geographic regions in which our investments are located and the types of investments that we make.
Update to Our Disclosure Regarding Certain Conflict Resolution Procedures
The following information supersedes and replaces the first complete sentence on page 96 of the prospectus, in the section of our prospectus captioned “Conflicts of Interest — Certain Conflict Resolution Procedures” beginning on page 94 of the prospectus.
If, in the judgment of the advisors, the investment opportunity may be equally appropriate for more than one program, then the entity that has had the longest period of time elapse since it was allocated an investment opportunity of a similar size and type (e.g., office, industrial or single-tenant or multi-tenant retail) will first be offered such investment opportunity.
Update to Investment Objectives and Policies
The following information supersedes and replaces the third bullet point under the section of our prospectus captioned “Investment Objectives and Policies — Our Potential Competitive Strengths” beginning on page 97 of the prospectus.

•
Experienced Advisor. The members of our advisor’s real estate management team have extensive experience in acquiring, structuring, developing and selling single-tenant commercial properties. Each of Messrs. Schorsch, Kay, McDowell and Roberts and Ms. Beeson has more than 20 years of relevant commercial or real estate experience and collectively lead a team of experienced real estate industry professionals. Mr. McDowell is a nationally recognized leader in the office and industrial sectors. Additionally, our advisor’s executive management team has extensive public company operating experience, with several of its senior executives having held senior positions at publicly held REITs, including CapLease and REITs sponsored by Cole Capital. Further, our sponsor has built an organization of approximately 400 employees who are experienced in the various aspects of acquiring, financing, managing and disposing of commercial real estate, and many of these employees will serve as dual employees acting in part on behalf of our advisor.

Selected Financial Data
The following information is hereby inserted in our prospectus immediately following the section of our prospectus captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 113 of the prospectus.
The following data should be read in conjunction with our condensed consolidated unaudited financial statements and the notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Quarterly Report on Form 10-Q for the three months ended March 31, 2014 and our consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, incorporated by reference into this prospectus.
The selected financial data presented below has been derived from our condensed consolidated unaudited interim financial statements as of and for the three months ended March 31, 2014 and our audited consolidated financial statements as of December 31, 2014 and for the period from February 26, 2013 (Date of Inception) to December 31, 2013. As we did not commence principal operations until January 13, 2014, we had limited activity during the period from February 26, 2013 (Date of Inception) to December 31, 2013.

		As of December 31, 2013
		and for the Period from
	As of and for the	February 26, 2013 (Date
	Three Months Ended	of Inception) to
	March 31, 2014	December 31, 2013
Balance Sheet Data:
Total investment in real estate assets, net	$23,856,048	$—
Cash and cash equivalents	$1,763,589	$137,901
Total assets	$26,626,566	$138,741
Credit facility and notes payable to affiliates	$18,700,000	$—
Total liabilities	$19,654,546	$38,625
Stockholders’ equity	$6,969,195	$100,116

Operating Data:
Total revenue	$457,616	$—
General and administrative expenses	$154,859	$99,884
Property operating expenses	$80,484	$—
Advisory fees and expenses	$38,466	$—
Acquisition related expenses	$563,334	$—
Depreciation and amortization	$143,952	$—
Operating loss	$(523,479)	$(99,884)
Interest expense	$(279,456)	$—
Net loss	$(802,935)	$(99,884)

Cash Flow Data:
Net cash used in operating activities	$(248,710)	$(61,259)
Net cash used in investing activities	$(24,287,000)	$—
Net cash provided by financing activities	$26,161,398	$199,160

Per Share Data:
Net loss - basic and diluted	$(2.08)	$(5.38)
Distributions declared per common share	$0.15	$—
Weighted average shares outstanding - basic and diluted	386,776	18,576

Updates to the Prior Performance Summary
The following information supersedes and replaces the section of our prospectus captioned “Prior Performance Summary” beginning on page 118 of the prospectus.
Prior Investment Programs
The information presented in this section and in the Prior Performance Tables attached to this prospectus provides relevant summary information on the historical experience of the public real estate programs managed over the last ten years by our sponsor, Cole Capital, including certain officers and directors of our advisor. The prior performance of the public programs previously sponsored by Cole Capital is not necessarily indicative of the results that we will achieve. Therefore, you should not assume that you will experience returns comparable to those experienced by investors in prior public real estate programs sponsored by Cole Capital.
We intend to conduct this offering in conjunction with future offerings by one or more public and private real estate entities sponsored by Cole Capital. To the extent that such entities have the same or similar objectives as ours or involve similar or nearby properties, such entities may be in competition with the properties acquired by us. See the “Conflicts of Interest” section of this prospectus for additional information.
The Prior Performance Tables set forth information as of the dates indicated regarding the prior programs subject to public reporting requirements, including (1) experience in raising and investing funds (Table I); (2) annual operating results of prior real estate programs (Table III); (3) results of completed programs (Table IV); and (4) results of sales or disposals of properties (Table V). In addition, the information previously included in Table II related to the compensation paid to the sponsor and its affiliates has been included in Table IV. A separate Table II has not been provided. The purpose of this prior performance information is to enable you to evaluate accurately the experience of our advisor and its affiliates in sponsoring like public programs. The following discussion is intended to summarize briefly the objectives and performance of the prior public real estate programs and to disclose any material adverse business developments sustained by them. As of December 31, 2013, all of the prior public real estate programs had investment objectives similar to those of this program.
Summary Information
Cole Capital is currently sponsoring or has sponsored eight publicly offered REITs, CCPT, CCPT II, Cole, CCIT, CCIT II, Cole Income NAV Strategy, CCPT IV, and CCPT V, during the period from January 1, 2004 to December 31, 2013. As of December 31, 2013, each of the other publicly offered REITs had similar investment objectives to our program. As of December 31, 2013, these prior programs had raised a total of $11.5 billion from approximately 229,000 investors; however, CCIT II and CCPT V had not yet broken escrow, and therefore had not raised any funds from unaffiliated investors. For more detailed information about the experience of our sponsor in raising and investing funds and compensation paid to the sponsor of CCPT II, Cole, and CCIT, see Tables I and IV of the Prior Performance Tables.
During the period from January 1, 2004 to December 31, 2013, the prior public real estate programs purchased 2,302 properties located in 48 states and the U.S. Virgin Islands for an aggregate purchase price of $15.7 billion, excluding any acquisitions by Cole or CCPT II subsequent to their program completion dates. The table below gives information about these properties by region.

	Properties Purchased
Location	Number	% of Total Purchase Price
South	1,287	48.2%
Midwest	623	21.0%
West	229	19.5%
Northeast	162	11.2%
U.S. Virgin Islands	1	0.1%
	2,302	100.0%
Based on the aggregate purchase price of the 2,302 properties, approximately 42.3% were single-tenant retail properties, approximately 23.9% were multi-tenant retail properties, approximately 19.8% were office and/or industrial properties, approximately 13.9% were single-tenant commercial properties and approximately 0.1% was land.

The following table shows a breakdown of the aggregate amount of the acquisition and development costs of the properties purchased by the prior public real estate programs sponsored by Cole Capital as of December 31, 2013:

Type of Property	New	Used	Construction
Retail/Commercial	9.3%	90.6%	—%
Land	—%	1.8%	98.2%
Office/Industrial	19.7%	80.3%	—%
As of December 31, 2013, three of the prior public programs had sold 56 properties for $742.9 million.
Prior Public Programs
Cole Credit Property Trust, Inc. (CCPT I)
On April 6, 2004, CCPT I commenced a private placement of shares of its common stock for $10.00 per share, subject to certain volume and other discounts. CCPT I completed the private placement on September 16, 2005, after having raised aggregate gross proceeds of approximately $100.3 million. As of December 31, 2013, CCPT I, which has similar investment objectives to the other public programs, had approximately 1,400 investors, and had acquired 39 single-tenant retail properties located in 19 states for an aggregate acquisition cost of approximately $164.4 million. Additionally, as of December 31, 2013, CCPT I had sold six properties for $42.2 million. On March 17, 2014, CCPT I entered into an agreement and plan of merger (the CCPT Merger Agreement), among CCPT I, ARCP and Desert Acquisition, Inc., a Delaware corporation and direct wholly-owned subsidiary of ARCP (Desert Merger Sub), pursuant to which, among other things, Desert Merger Sub commenced a cash tender offer (the Offer) to purchase all of CCPT I’s outstanding shares of common stock. Following the expiration of the Offer and the exercise of the top-up option provided for in the CCPT Merger Agreement on May 19, 2014, CCPT I merged with and into Desert Merger Sub, with Desert Merger Sub surviving as a direct wholly-owned subsidiary of ARCP (the CCPT Merger).
Cole Credit Property Trust II, Inc. (CCPT II)
On June 27, 2005, CCPT II commenced an initial public offering of shares of its common stock for $10.00 per share, subject to certain volume and other discounts, in a primary offering, and for $9.50 per share pursuant to a distribution reinvestment plan. CCPT II terminated its initial public offering on May 22, 2007 and commenced a follow-on public offering on May 23, 2007. Pursuant to the follow-on offering, CCPT II offered and sold shares of its common stock for $10.00 per share, subject to certain volume and other discounts, in a primary offering, and for $9.50 per share pursuant to its distribution reinvestment plan. CCPT II terminated its follow-on offering on January 2, 2009, although it continued to offer and sell shares of its common stock to existing CCPT II stockholders pursuant to its distribution reinvestment plan through December 6, 2012. On January 22, 2013, CCPT II entered into an agreement and plan of merger with Spirit, a publicly listed REIT. The agreement and plan of merger provided for the merger of Spirit with and into CCPT II, with CCPT II continuing as the surviving corporation under the name “Spirit Realty Capital, Inc.” On July 17, 2013, the merger and the other transactions contemplated by the agreement and plan of merger were completed. As of July 16, 2013, the day prior to the merger, CCPT II had raised approximately $2.3 billion from approximately 41,000 investors and owned 411 single-tenant retail properties, 313 single-tenant commercial properties, and 23 multi-tenant retail properties in 45 states and the U.S. Virgin Islands, or a total of 747 properties, with an aggregate acquisition cost of approximately $3.3 billion.
Cole Real Estate Investments, Inc. (Cole)
On October 1, 2008, Cole commenced an initial public offering of shares of its common stock for $10.00 per share, subject to certain volume and other discounts, in a primary offering, and for $9.50 per share pursuant to a distribution reinvestment plan. Cole terminated its initial public offering on October 1, 2010 and commenced a follow-on public offering on October 1, 2010. Pursuant to the follow-on offering, Cole sold shares of its common stock for $10.00 per share, subject to certain volume and other discounts, in a primary offering, and for $9.50 per share pursuant to its distribution reinvestment plan. Cole ceased issuing shares in its follow-on offering on April 27, 2012, although it continued to offer and sell shares pursuant to its distribution reinvestment plan. On April 5, 2013, Cole completed a transaction whereby Cole Holdings merged with and into CREI, a wholly-owned subsidiary of CCPT III (the Cole Holdings Merger). CCPT III changed its name to Cole Real Estate Investments, Inc. and its shares of common stock were listed on the New York Stock Exchange (the NYSE) on June 20, 2013. On October 22, 2013, Cole entered into an agreement and plan of merger with ARCP (the ARCP Merger Agreement). The ARCP Merger Agreement provided for the merger of Cole with and into Merger Sub, with Merger Sub surviving the ARCP Merger as a wholly-owned subsidiary of ARCP. On February 7, 2014, the ARCP Merger and the other transactions contemplated by the ARCP Merger Agreement were completed. As of June 19, 2013, the date prior to the listing, Cole had raised approximately $5.0 billion from approximately 101,000 investors and owned 801 single-tenant retail properties, 130 single-tenant commercial properties, 73 multi-tenant retail properties, nine office and/or industrial properties and one land parcel in 48 states, or a total of 1,014 properties which includes four consolidated joint ventures, with an aggregate acquisition cost of approximately $8.0 billion. In addition, through seven unconsolidated joint venture arrangements as of December 31, 2013, Cole had interests in 12 properties comprising 2.3 million gross rentable square feet of commercial space.
Cole Corporate Income Trust, Inc. (CCIT)
On February 10, 2011, CCIT commenced an initial public offering of shares of its common stock for $10.00 per share, subject to certain volume and other discounts, in a primary offering, and for $9.50 per share pursuant to a distribution reinvestment plan. CCIT ceased issuing shares in its primary offering on November 21, 2013, although it continues to sell shares of its common stock pursuant to its distribution reinvestment plan. As of December 31, 2013, CCIT had raised approximately $1.9 billion from approximately 38,000 investors and owned 77 office and/or industrial properties in 28 states with an aggregate acquisition cost of approximately $2.4 billion, which included one consolidated joint venture.
Cole Credit Property Trust IV, Inc. (CCPT IV)
On January 26, 2012, CCPT IV commenced an initial public offering of shares of its common stock for $10.00 per share, subject to certain volume and other discounts, in a primary offering, and for $9.50 per share pursuant to a distribution reinvestment plan. CCPT IV ceased issuing shares in its primary offering on April 4, 2014, although it continues to sell shares of its common stock pursuant to its distribution reinvestment plan. As of December 31, 2013, CCPT IV had raised approximately $2.1 billion from approximately 46,000 investors and owned 292 single-tenant retail properties and 45 multi-tenant properties in 38 states, or a total of 337 properties, with an aggregate acquisition cost of approximately $2.2 billion.
Cole Real Estate Income Strategy (Daily NAV), Inc. (Cole Income NAV Strategy)
On December 6, 2011, Cole Income NAV Strategy commenced an initial public offering of up to $4.0 billion in shares of its common stock at an initial offering price of $15.00 per share. The conditions of the escrow agreement were satisfied on December 7, 2011, and thereafter, the per share purchase price of Cole Income NAV Strategy’s common stock varies from day-to-day and, on any given business day, is equal to its net asset value (NAV) divided by the number of shares of its common stock outstanding as of the end of business on such day. The purchase price for shares under Cole Income NAV Strategy’s distribution reinvestment plan is equal to the NAV per share on the date that the distribution is payable, after giving effect to the distribution. As of December 31, 2013, Cole Income NAV Strategy had raised approximately $67.8 million from approximately 1,200 investors and owned 24 single-tenant commercial properties, 5 office and/or industrial properties and three multi-tenant retail properties, or a total of 32 properties, in 19 states with an aggregate acquisition cost of approximately $103.3 million.
Cole Office & Industrial REIT (CCIT II), Inc. (CCIT II)
On September 17, 2013, CCIT II commenced an initial public offering of shares of its common stock for $10.00 per share, subject to certain volume and other discounts, in a primary offering, and for $9.50 per share pursuant to a distribution reinvestment plan. On January 13, 2014, the conditions of the escrow agreement were satisfied, and thereafter CCIT II commenced principal operations.
Cole Credit Property Trust V, Inc. (CCPT V)
On March 17, 2014, CCPT V commenced an initial public offering of shares of its common stock for $25.00 per share, subject to certain volume and other discounts, in a primary offering, and for $23.75 per share pursuant to a distribution reinvestment plan. On March 18, 2014, the conditions of the escrow agreement were satisfied, and thereafter CCPT V commenced principal operations.
Any potential investor may obtain, without charge, the most recent annual report on Form 10-K filed with the Securities and Exchange Commission by CCPT, CCPT II, Cole, CCPT IV, CCIT and Cole Income NAV Strategy within the last 24 months at www.colecapital.com or www.sec.gov. For a reasonable fee, we will provide copies of any exhibits to such Form 10-K.
Liquidity Track Record
Prior Public Programs
Of the eight prior public programs sponsored by Cole Capital discussed above, two programs, CCPT II and Cole, have completed liquidity events and CCPT has entered into a transaction that is expected to result in a liquidity event.

Cole Credit Property Trust II, Inc. (CCPT II)
As noted above, on July 17, 2013, the merger of CCPT II with Spirit was completed. Pursuant to the agreement and plan of merger, each Spirit stockholder received 1.9048 shares of CCPT II common stock for each share of Spirit common stock held immediately prior to the effective time of the merger (which equated to an inverse exchange ratio of 0.525 shares of Spirit common stock for one share of CCPT II common stock). The shares of the combined company’s common stock traded on July 17, 2013 at $9.27 per share on the NYSE under the symbol “SRC.” As of December 31, 2013, Spirit's publicly reported stock price was $9.83 per share.
Cole Real Estate Investments, Inc. (Cole)
As noted above, on April 5, 2013, CCPT III completed a transaction whereby Cole Holdings merged with and into CREI, a wholly owned subsidiary of CCPT III. CCPT III changed its name to Cole Real Estate Investments, Inc. and its shares of common stock were listed on the NYSE on June 20, 2013 at an initial price of $11.50 per share. In connection with the Cole Holdings Merger, the sole stockholder of Cole Holdings and certain of Cole Holdings’ executive officers (collectively, the Holdings Executives) received a total of $21.9 million in cash, which included $1.9 million paid related to an excess working capital adjustment, and approximately 10,700,000 newly-issued shares of common stock of Cole (including approximately 661,000 shares withheld to satisfy applicable tax withholdings, the Upfront Stock Consideration). In addition, as a result of the listing of Cole’s common stock on the NYSE, an aggregate of approximately 2,100,000 shares of Cole’s common stock (including approximately 135,000 shares withheld to satisfy applicable tax withholdings, the Listing Consideration) were issued to the Holdings Executives. In accordance with the merger agreement and as further discussed below, approximately 4,300,000 shares of the Upfront Stock Consideration and the Listing Consideration were placed into escrow (the Escrow Shares) and were scheduled to be released on April 5, 2014, subject to meeting certain requirements. The Upfront Stock Consideration and the Listing Consideration are subject to a three-year lock-up with approximately one-third of the shares released each year following the merger date.
Pursuant to the merger agreement and certain preexisting transaction bonus entitlements, additional shares of Cole’s common stock were potentially payable in 2017 by Cole to the Holdings Executives as an “earn-out” contingent upon the acquired business’ demonstrated financial success during the years ending December 31, 2015 and 2016 (the Earnout Consideration). The Earnout Consideration was subject to a lockup until December 31, 2017. Additionally, the Holdings Executives may have been entitled to additional shares of Cole’s common stock (the Incentive Consideration) based on the terms of Cole’s advisory agreement with CCPT III Advisors, which was a wholly-owned subsidiary of Cole Holdings, in effect prior to the Cole Holdings Merger. However, the sole stockholder of Cole Holdings agreed as part of the Cole Holdings Merger to reduce the amount that would have been payable by 25%. The Incentive Consideration is based on 11.25% (reduced from 15% in Cole’s advisory agreement) of the amount by which the market value of Cole’s common stock raised in Cole’s initial offering, follow-on offering and distribution reinvestment plan offering (the Capital Raised) plus all distributions paid on such shares through the Incentive Consideration Test Period (as defined below) exceeds the amount of Capital Raised and the amount of distributions necessary to generate an 8% cumulative, non-compounded annual return to investors. The market value of the Capital Raised is based on the average closing price over a period of 30 consecutive trading days (the Incentive Consideration Test Period) beginning 180 days after June 20, 2013, the date Cole’s shares of common stock were listed on the NYSE.
On October 22, 2013, Cole entered into the ARCP Merger Agreement. The ARCP Merger Agreement provided for the merger of Cole with and into Merger Sub, with Merger Sub surviving the ARCP Merger as a wholly-owned subsidiary of ARCP. On February 7, 2014, the ARCP Merger and the other transactions contemplated by the ARCP Merger Agreement were completed.
In connection with the execution of the ARCP Merger Agreement, the Holdings Executives entered into letter agreements with ARCP (together, the Letter Agreements), pursuant to which, among other arrangements, such persons would receive the Incentive Consideration from Cole in the form of shares of Cole common stock in the event the ARCP Merger was not consummated before the end of the Incentive Consideration Test Period. The Incentive Consideration Test Period ended January 30, 2014 and, in accordance with the terms of the merger agreement for the Cole Holdings Merger and the Letter Agreements, on January 31, 2014 Cole issued a total of 15,744,370 shares of Cole common stock to the Holdings Executives (before applicable tax withholding).
The Letter Agreements also provide that the shares of ARCP common stock issued to the Holdings Executives in connection with the ARCP Merger are generally subject to a three-year lock-up with approximately one-third of the shares released each year following the merger date of the Cole Holdings Merger. The shares of ARCP common stock issued to the Holdings Executives that were attributable to the Contingent Consideration under the Cole Holdings Merger Agreement will be released from their lock-up (which generally prohibits transfer of such shares until December 31, 2017) on a quarterly basis on the last day of each calendar quarter, beginning with the first full calendar quarter following the consummation of the ARCP Merger through December 31, 2017.
The Letter Agreements also provided for the conversion of the Escrow Shares into shares of ARCP common stock or cash, depending on the applicable Holdings Executive’s election under the terms of the ARCP Merger Agreement.
Cole Credit Property Trust, Inc. (CCPT I)
As noted above, on March 17, 2014, CCPT I entered into the CCPT Merger Agreement among CCPT I, ARCP, and Desert Merger Sub pursuant to which, among other things, Desert Merger Sub commenced the Offer to purchase all of the outstanding shares of CCPT I's common stock at a price of $7.25 per share in cash, without interest, subject to applicable tax withholding. On May 19, 2014, CCPT I merged with and into Desert Merger Sub, with Desert Merger Sub surviving as a direct wholly-owned subsidiary of ARCP. In the CCPT Merger, each share of common stock not purchased in the Offer (other than shares held by ARCP, any of its subsidiaries or any wholly-owned subsidiaries of CCPT I, which were automatically canceled and retired and ceased to exist) were converted into the right to receive the same cash consideration paid in the Offer.
Cole Corporate Income Trust, Inc. (CCIT)
CCIT disclosed in its prospectus that it expects to engage in a strategy to provide its investors with liquidity at a time and in a method determined by its independent directors to be in the best interests of its stockholders. On March 31, 2014, CCIT disclosed that it had engaged Wells Fargo Securities, LLC to assist in its review of potential strategic options. CCIT ceased issuing shares in its primary offering on November 21, 2013, although it continues to sell shares of its common stock pursuant to its distribution reinvestment plan. The timing and method of any liquidity event for CCIT was undetermined as of April 25, 2014.
Cole Credit Property Trust IV, Inc. (CCPT IV)
CCPT IV has not established a targeted date or time frame for pursuing a liquidity event, although it has disclosed in its prospectus that it expects to engage in a strategy to provide its investors with liquidity at a time and in a method determined by its independent directors to be in the best interests of its stockholders. CCPT IV ceased issuing shares in its primary offering on April 4, 2014, although it continues to sell shares of its common stock pursuant to its distribution reinvestment plan. The timing and method of any liquidity event for CCPT IV was undetermined as of April 25, 2014.
Cole Real Estate Income Strategy (Daily NAV), Inc. (Cole Income NAV Strategy)
Cole Income NAV Strategy is structured as a perpetual-life, non-exchange traded REIT, which means that, subject to regulatory approval of registrations for additional future offerings, it will be selling shares of its common stock on a continuous basis and for an indefinite period of time.
Adverse Business and Other Developments
Adverse changes in general economic conditions have occasionally affected the performance of the prior programs. The following discussion presents a summary of significant adverse business developments or conditions experienced by Cole Capital’s prior programs over the past ten years that may be material to investors in this offering.
Share Valuation
CCPT I stated in its private placement memorandum that after two years from the last offering of its shares of common stock, CCPT I would provide an estimated value per share for the principal purpose of assisting fiduciaries of plans subject to the annual reporting requirements of ERISA, and IRA trustees or custodians, which prepare reports relating to an investment in CCPT I’s shares of common stock. On January 31, 2014, CCPT I announced that its board of directors approved an estimated value of CCPT I’s common stock of $6.55 per share as of December 31, 2013. This was a decrease from the previously reported estimated value of CCPT I’s common stock of $7.75 per share as of December 31, 2012; $7.95 per share as of December 31, 2011; and $7.65 per share as of December 31, 2010 and 2009, announced January 15, 2013, January 13, 2012, January 13, 2011 and February 1, 2010, respectively. On March 17, 2014, CCPT I entered into the CCPT Merger Agreement among CCPT I, ARCP, and Desert Merger Sub pursuant to which, among other things, Desert Merger Sub commenced the Offer to purchase all of the outstanding shares of CCPT I's common stock at a price of $7.25 per share in cash. The shares of CCPT I’s common stock were originally sold at a gross offering price of $10.00 per share. The principal reason for the decrease in share value beginning with the December 31, 2009 valuation was a decline in real estate values, despite CCPT I’s properties maintaining a 100% occupancy rate. The decline in values resulted from disruptions in the credit markets and general economic conditions. In addition, in determining the estimated value of CCPT I’s shares of common stock in January 2014, the board of directors of CCPT I considered the potential impact of transaction costs that may be incurred in liquidating CCPT I’s portfolio on the net proceeds to be received by CCPT I stockholders in a liquidity transaction. The board of directors of CCPT I determined that, although transaction costs were not reflected in its previous determinations of CCPT I’s estimated share value, it would be appropriate to reflect the potential impact of such costs in the estimated per share value of CCPT I’s common stock as of December 31, 2013 in light of various factors. In determining an estimated value of CCPT I’s shares of common stock in January 2014, the board of directors of CCPT I relied upon information provided by an independent global valuation advisory and corporate finance consulting firm that specializes in providing real estate valuation services and information provided by CCPT I Advisors. In determining an estimated value of CCPT I’s shares of common stock in January 2013 and January 2012, the board of directors of CCPT I relied upon information provided by an independent investment banking firm that specializes in providing real estate financial services and information provided by CCPT I Advisors. In determining an estimated value of CCPT I’s shares of common stock in January 2011 and February 2010, the board of directors of CCPT I relied on information and analysis provided by an independent consultant that specializes in valuing commercial real estate companies and information provided by CCPT I Advisors. The statements of value were only estimates and may not reflect the actual value of CCPT I’s shares of common stock. Accordingly, there can be no assurance that the estimated value per share would be realized by CCPT I’s stockholders if they were to attempt to sell their shares or upon liquidation.
In February 2009, FINRA informed broker-dealers that sell shares of non-exchange traded REITs that broker-dealers may not report, in a customer account statement, an estimated value per share that is developed from data more than 18 months old. To assist broker-dealers in complying with the FINRA notice, the board of directors of CCPT II established an estimated value of CCPT II’s common stock of $9.45 per share as of January 23, 2013. This was an increase from the previously reported estimated share values of $9.35 per share and $8.05 per share announced on July 27, 2011 and June 22, 2010, respectively. The shares of CCPT II’s common stock were originally sold at a gross offering price of $10.00 per share. The principal reason for the initial decrease in share value was a decline in real estate values resulting from disruptions in the credit markets and general economic conditions, in addition to a decline in CCPT II’s occupancy rate to 94% as of March 31, 2010. CCPT II’s occupancy rate increased to 96% as of June 30, 2013. In determining an estimated value of CCPT II’s shares of common stock in January 2013, the board of directors of CCPT II primarily considered the exchange ratio agreed to by the parties to the merger with Spirit as it was the result of arm’s length negotiations that occurred over a period of time leading up to the execution of the agreement and plan of merger between CCPT II and Spirit. In determining an estimated value of CCPT II’s shares of common stock in July 2011, the board of directors of CCPT II relied upon information provided by an independent investment banking firm that specializes in providing real estate financial services and information provided by Cole REIT Advisors II, LLC (CCPT II Advisors). In determining an estimated value of CCPT II’s shares of common stock in June 2010, the board of directors of CCPT II relied upon information provided by an independent consultant that specializes in valuing commercial real estate companies and information provided by CCPT II Advisors. On January 22, 2013, CCPT II entered into an agreement and plan of merger with Spirit, a publicly-listed REIT. The merger with Spirit was completed on July 17, 2013. The shares of the combined company’s common stock trade on the NYSE under the symbol “SRC” and traded at $9.27 per share and $9.83 per share as of July 17, 2013 and December 31, 2013, respectively.
Distributions and Redemptions
Cole Credit Property Trust, Inc. (CCPT I)
From June 2005 through February 2010, CCPT I paid a 7.00% annualized distribution rate based upon a purchase price of $10.00 per share. However, beginning in March 2010, CCPT I reduced its annualized distribution rate to 5.00% based on a purchase price of $10.00 per share, or 7.6% based on the most recent estimated value of $6.55 per share. The principal reasons for the lower distribution rate were the approximately $50.0 million of fixed rate debt that was to mature by year-end 2010 and the prevailing credit markets, which dictated higher interest rates upon refinancing and amortization provisions, requiring CCPT I to pay down a portion of the principal on a monthly basis over the life of the loan. As of December 31, 2013, CCPT I had paid approximately $53.9 million in cumulative distributions since inception. These distributions were fully funded by net cash provided by operating activities.
Pursuant to CCPT I’s share redemption program, CCPT I may use up to 1% of its annual cash flow, including operating cash flow not intended for distributions, borrowings, and capital transactions such as sales or refinancings, to satisfy redemption requests. Accordingly, CCPT I’s board of directors must determine at the beginning of each fiscal year the maximum amount of shares that CCPT I may redeem during that year. CCPT I’s board of directors determined that there was an insufficient amount of cash available for redemptions during the six years ended December 31, 2013 and the year ending December 31, 2014. CCPT I continues to accept redemption requests which are considered for redemption if and when sufficient cash is available to fund redemptions. Requests relating to approximately 248,000 shares remained unfulfilled as of December 31, 2013.

Cole Credit Property Trust II, Inc. (CCPT II)
From October 2005 through February 2006, CCPT II paid a 6.00% annualized distribution rate based upon a purchase price of $10.00 per share; from March 2006 through June 2006, CCPT II paid a 6.25% annualized distribution rate based upon a purchase price of $10.00 per share; from July 2006 through June 2007, CCPT II paid a 6.50% annualized distribution rate based upon a purchase price of $10.00 per share; from July 2007 through June 2009, CCPT II paid a 7.00% annualized distribution rate based upon a purchase price of $10.00 per share; and from July 2009 through June 30, 2013, CCPT II paid a 6.25% annualized distribution rate based upon a purchase price of $10.00 per share, or a 6.61% annualized distribution rate based on its then most recent estimate of the value of $9.45 per share. The principal reason for the reduction of the distribution rate was the drop in the occupancy rate of the CCPT II portfolio from 99% on December 31, 2008 to 95% on September 30, 2009, resulting in lower revenue. CCPT II’s occupancy rate as of June 30, 2013 was 96%.
As of June 30, 2013, CCPT II had paid approximately $732.5 million in cumulative distributions since inception. These distributions were funded by net cash provided by operating activities of approximately $652.2 million (89.0%), net borrowings of approximately $26.7 million (3.6%), net sale proceeds in excess of CCPT II’s investment in marketable securities of approximately $21.5 million (2.9%), principal repayments from mortgage notes receivable and real estate under direct financing leases, including excess amounts from prior years of $15.4 million (2.1%), offering proceeds of approximately $9.9 million (1.4%), net sale proceeds and return of capital in excess of CCPT II’s investment from CCPT II’s interest in joint ventures of approximately $5.9 million (less than 1.0%) and proceeds from the sale of real estate and condemnations of $909,000 (less than 1.0%). As of December 31, 2013, CCPT II had expensed approximately $9.9 million in cumulative real estate acquisition expenses, which reduced operating cash flows. CCPT II treated its real estate acquisition expenses as funded by offering proceeds. Therefore, for consistency, real estate acquisition expenses were treated in the same manner in describing the sources of distributions, to the extent that distributions paid exceed net cash provided by operating activities.
Pursuant to CCPT II’s share redemption program in effect during 2009, redemptions were limited to 3% of the weighted average number of shares outstanding during the prior calendar year, other than for redemptions requested upon the death of a stockholder. During 2009, CCPT II funded redemptions up to this limit. On November 10, 2009, CCPT II’s board of directors voted to temporarily suspend CCPT II’s share redemption program other than for requests made upon the death of a stockholder. The CCPT II board of directors considered many factors in making this decision, including the expected announcement of an estimated value of CCPT II’s common stock in June 2010 and continued uncertainty in the economic environment and credit markets. On June 22, 2010, CCPT II’s board of directors reinstated the share redemption program, with certain amendments, effective August 1, 2010. Under the terms of the revised share redemption program, during any calendar year, CCPT II would redeem shares on a quarterly basis, up to one-fourth of 3% of the weighted average number of shares outstanding during the prior calendar year (including shares requested for redemption upon the death of a stockholder). In addition, funding for redemptions for each quarter would be limited to the net proceeds received from the sale of shares, in the respective quarter, under CCPT II’s distribution reinvestment plan. On December 6, 2012, CCPT II suspended its share redemption program in anticipation of a potential liquidity event. As a result of the suspension of the share redemption program, all redemption requests received from stockholders during the fourth quarter of 2012 on or before December 6, 2012 and that were determined to be in good order on or before December 12, 2012 were honored in accordance with the terms, conditions and limitation of the share redemption program. CCPT II did not process or accept any requests for redemption received after December 6, 2012. As of June 30, 2013, CCPT II had redeemed approximately 13,000 shares for $121,000 pursuant to redemption requests received on or before December 6, 2012.
Cole Real Estate Investments, Inc. (Cole)
Cole’s board of directors began authorizing distributions in January 2009, after Cole commenced business operations. Cole paid a 6.50% annualized distribution rate based upon a $10.00 per share purchase price for the period commencing on January 6, 2009 through March 31, 2009. During the period commencing on April 1, 2009 and ending on March 31, 2010, Cole paid a 6.75% annualized distribution rate based upon a $10.00 per share purchase price. Cole paid a 7.00% annualized distribution rate based upon a $10.00 per share purchase price for the period commencing on April 1, 2010 and ending on December 31, 2010. Cole paid a 6.50% annualized distribution rate based upon a $10.00 per share purchase price for the period commencing January 1, 2011 through April 4, 2013. The principal reason for the reduction of the distribution rate was to align more closely the distribution rate with Cole’s then-current operating income. On April 5, 2013, Cole’s annualized distribution rate increased to 7.00% based upon an assumed $10.00 per share purchase price.
As of June 30, 2013, Cole had paid approximately $785.6 million in cumulative distributions since inception. These distributions were funded by net cash provided by operating activities of approximately $570.8 million (72.6%), offering proceeds of approximately $173.3 million (22.1%), net borrowings of $32.8 million (4.2%) and distributions received in excess of income from unconsolidated joint ventures of approximately $8.7 million (1.1%). As of June 30, 2013, Cole had expensed approximately $216.7 million in cumulative real estate acquisition expenses, which reduced operating cash flows. Cole treated its real estate acquisition expenses as funded by offering proceeds. Therefore, for consistency, real estate acquisition expenses were treated in the same manner in describing the sources of distributions, to the extent that distributions paid exceed net cash provided by operating activities.
Cole’s share redemption program provided, in general, that the number of shares Cole may redeem was limited to 5% of the weighted average number of shares outstanding during the trailing 12-month period prior to the end of the fiscal quarter for which redemptions are paid. In addition, the cash available for redemption was limited to the proceeds from the sale of shares pursuant to Cole’s distribution reinvestment plan. As of June 20, 2013, Cole had redeemed in full all valid redemption requests received in good order. A valid redemption request was one that complies with the applicable requirements and guidelines of Cole’s share redemption program. On April 12, 2013, Cole announced that its board of directors had voted to suspend Cole’s share redemption program in anticipation of the listing of its shares on the NYSE. As a result of the suspension of the share redemption program, all redemption requests received from stockholders during the second quarter of 2013 and determined by Cole to be in good order on or before April 22, 2013 were honored in accordance with the terms, conditions and limitations of the share redemption program. Cole’s share redemption program was terminated effective June 20, 2013, the date on which its common stock was listed on the NYSE.
Cole Credit Property Trust IV, Inc. (CCPT IV)
CCPT IV’s board of directors began authorizing distributions in April 2012, after CCPT IV commenced business operations. CCPT IV paid a 6.25% annualized distribution rate based upon a $10.00 per share purchase price for the period commencing on April 14, 2012 through June 30, 2014. As of December 31, 2013, CCPT IV had paid approximately $51.4 million in cumulative distributions since inception. These distributions were funded by offering proceeds of approximately $43.8 million (85.2%) and net cash provided by operating activities of approximately $7.6 million (14.8%). As of December 31, 2013, CCPT IV had expensed approximately $62.7 million in cumulative real estate acquisition expenses, which reduced operating cash flows. CCPT IV treats its real estate acquisition expenses as funded by offering proceeds. Therefore, for consistency, real estate acquisition costs are treated in the same manner in describing the sources of distributions, to the extent that distributions paid exceed net cash provided by operating activities.
Cole Corporate Income Trust, Inc. (CCIT)
CCIT’s board of directors began authorizing distributions in June 2011, after the company commenced business operations. CCIT paid a 6.50% annualized distribution rate based on a purchase price of $10.00 per share for the period commencing on June 29, 2011 through June 30, 2014. As of December 31, 2013, CCIT had paid approximately $54.0 million in cumulative distributions since inception. The distributions were funded by offering proceeds of approximately $52.5 million (97.2%) and net cash provided by operating activities of approximately $1.5 million (2.8%). As of December 31, 2013, CCIT had expensed approximately $61.0 million in cumulative real estate acquisition expenses, which reduced operating cash flows. CCIT treats its real estate acquisition expenses as funded by offering proceeds. Therefore, for consistency, real estate acquisition expenses are treated in the same manner in describing the sources of distributions, to the extent that distributions paid exceed net cash provided by operating activities.
Programs of the American Realty Capital Group of Companies
Prior to February 7, 2014, when ARCP acquired Cole, Nicholas S. Schorsch, our Chairman, Chief Executive Officer and President, had no interest in us or the other non-traded REITs currently sponsored by Cole Capital (which has been controlled by ARCP since February 7, 2014). Following the consummation of ARCP’s acquisition of Cole, Mr. Schorsch became our Chairman, Chief Executive Officer and President. As noted in Mr. Schorsch’s biography in the “Management — Executive Officers and Directors” section of this prospectus, as supplemented to date, Mr. Schorsch holds positions in various non-traded REITs and direct investment programs of the American Realty Capital group of companies which are sponsored directly or indirectly by AR Capital. While we do not believe that AR Capital has any sponsorship interest in us or the other non-traded REITs sponsored by Cole Capital, we believe certain information with respect to the non-traded REITs sponsored directly or indirectly by AR Capital, particularly its net-lease focused non-traded REITs, which had or have similar investment objectives to us, may be relevant so long as Mr. Schorsch remains both: (i) the chief executive officer of ARCP, our chief executive officer or the chief executive officer of other non-traded REITs sponsored by Cole Capital; and (ii) the chief executive officer of AR Capital. Therefore, we have included summary information below regarding the prior programs sponsored directly or indirectly by AR Capital, which includes information with respect to the net lease-focused non-traded REITs sponsored directly by AR Capital that have or had similar investment objectives to us. The summary information has been derived from publicly available data and has not been sourced directly from the programs sponsored directly or indirectly by AR Capital.
During the period from August 2007 (inception of the first program) to December 31, 2013, AR Capital has directly or indirectly sponsored 15 public programs, all of which had raised funds as of December 31, 2013. Of those 15 public programs, we believe only ARCP, ARC DNAV, ARCT, ARCT III, ARC IV and ARCT V have investment objectives similar to ours. From

August 2007 (inception of the first public program) to December 31, 2013, the 15 public programs sponsored directly or indirectly by AR Capital, which include ARC RTF, ARCT, ARCT III, ARCT IV, PE-ARC, ARC-HT, ARCT V, NYRT, DNAV, ARCG, ARCP, ARC RCA, ARC HT II, PE-ARC II and HOST, had raised $14.0 billion from 238,250 investors in public offerings. All 15 public programs purchased 4,121 properties with an aggregate purchase price of $17.7 billion in 49 states, Washington, D.C., the Commonwealth of Puerto Rico and the United Kingdom.
Liquidity of Public Programs
FINRA Rule 2310(b)(3)(D) requires that the liquidity of prior public programs sponsored directly or indirectly by AR Capital be disclosed, which for this purpose excludes ARCP, a REIT that is and always has been listed on a national securities exchange, commencing with The NASDAQ Capital Market and, subsequently, The NASDAQ Global Select Market. Through December 31, 2013, American Reality Capital has directly sponsored the following other public programs (excluding ARCP): ARCT, NYRT, PE-ARC, ARC HT, ARC RCA, ARC DNAV, ARCT III, ARC Global, ARCT IV, ARC HT II, ARCT V, ARC RFT, BDCA, PE-ARC II and ARC HOST. ARCT was a non-traded REIT until March 1, 2012, when it listed its shares of common stock on The NASDAQ Global Select Market. ARCT’s prospectus for its initial public offering provided that it would seek to consummate a listing of shares of its common stock on a national securities exchange by the tenth anniversary of the commencement of its initial public offering. By listing its common stock on The NASDAQ Global Select Market, ARCT achieved a listing on a national securities exchange within the time it contemplated to do so. Additionally, ARCT III was a non-traded REIT until February 28, 2013, when it merged with and into ARCP. ARCT III’s prospectus for its initial public offering provided that ARCT III would seek to consummate a sale or merger by the fifth anniversary of the termination of its initial public offering. By merging with and into ARCP, ARCT III achieved a sale or merger within the time it contemplated to do so. Further, ARCT IV was a non-traded REIT until January 3, 2014, when it merged with and into ARCP. ARCT IV’s prospectus for its initial public offering provided that ARCT IV would seek to consummate a sale or merger by the sixth anniversary of the termination of its initial public offering. By merging with and into ARCP, ARCT IV achieved a sale or merger within the time it contemplated to do so. Additionally, ARC HT was a non-traded REIT until April 7, 2014, when it listed its shares of common stock on The NASDAQ Global Select Market, under the symbol "HCT." ARC HT’s prospectus for its initial public offering provided that it would seek to consummate a listing of its common stock on a national securities exchange by the eighth anniversary of the commencement of its initial public offering. By listing its common stock on The NASDAQ Global Select Market, ARC HT achieved a listing on a national securities exchange within the time it contemplated to do so. In addition, NYRR was a non-traded REIT until April 15, 2014, when it listed its shares of common stock on the NYSE under the symbol "NYRT." NYRR's prospectus for its initial public offering provided that it would seek to consummate a liquidity event not later than five years after the termination of its initial public offering. By listing its common stock on the NYSE, NYRR achieved a liquidity event within the time it contemplated to do so.
The prospectus for each of these other public programs states a date or time period by which it may be liquidated or engage in another liquidity event. Further, PE-ARC and ACRT V have completed their primary offering stages. ARC DNAV, ARC Global, ARC RFT, ARC HT II, BDCA, PE-ARC II and ARC HOST are in their offering and acquisition stages. Other than ARCT, ARCT III and ARCT IV, none of these public programs have reached the stated date or time period by which they may be liquidated or engage in another liquidity event.
Adverse Business Developments and Conditions
The net losses incurred by the public and non-public programs are primarily attributable to non-cash items and acquisition expenses incurred for the purchases of properties which are not ongoing expenses for the operation of the properties and not the impairment of the programs’ real estate assets. With respect to ARCT, for the years ended December 31, 2012, 2011, 2010 and 2009, the entire net loss was attributable to depreciation and amortization expenses incurred on the properties during the ownership period, and for the year ended December 31, 2008, 71% of the net losses were attributable to depreciation and amortization, and the remaining 29% of the net losses were attributable to the fair market valuation of certain derivative investments held. With respect to ARCT III, for the year ended December 31, 2012, 98% of the net losses were attributable to depreciation and amortization expenses; and for the year ended December 31, 2011, 95% of the net losses were attributable to acquisition and transaction related expenses. With respect to ARCT IV, for the year ended December 31, 2013, the net losses were primarily attributable to depreciation and amortization and acquisition and transaction related expenses; and for the year ended December 31, 2012, 91% of the net losses were attributable to acquisition and transaction related expenses. With respect to PE-ARC, for the years ended December 31, 2013 and 2012, the entire net loss was attributable to depreciation and amortization expenses; for the year ended December 31, 2011, the net losses were primarily attributable to depreciation and amortization and acquisition and transaction related expenses; and for the year ended December 31, 2010, the net losses were primarily attributable to acquisition and transaction related expenses and general and administrative expenses. With respect to ARC HT, for the years ended December 31, 2013 and 2012, the entire net loss was attributable to depreciation and amortization expenses and for the year ended December 31, 2011, the net losses were primarily attributable to depreciation and amortization and acquisition and transaction related expenses. With respect to ARCT V, for the year ended December 31, 2013, the entire net loss was attributable to acquisition and transaction related expenses. With respect to NYRR, for the years ended December 31, 2013, 2012 and 2011, the net loss was attributable to depreciation and amortization expenses; and for the year ended December 31, 2010, the net losses were primarily attributable to depreciation and amortization and acquisition and transaction related expenses.
As of December 31, 2013, AR Capital’s public programs have purchased 4,121 properties. From 2008 to 2013, AR Capital’s programs referenced above have experienced a non-renewal of 91 leases, 81 of which have been leased to new tenants. Additionally, during this time AR Capital’s programs have experienced a renewal of 141 leases. Further, none of these programs have been subject to mortgage foreclosure or significant losses on the sales of properties during the same period of time.
Other than as disclosed above, AR Capital has not publicly disclosed any other major adverse business developments or conditions experienced by any of its programs or non-program properties that would be material to investors.
Access to Corporate Records
The following information supplements, and should be read in conjunction with, the section of our prospectus captioned “Description of Shares — Meetings and Special Voting Requirements” beginning on page 129 of the prospectus.
Pursuant to our charter, any stockholder and any designated representative thereof will be permitted access to our corporate records to which such stockholder is entitled under applicable law at all reasonable times. Under Maryland law, stockholders are entitled to inspect and copy our bylaws, minutes of stockholder proceedings, annual statements of affairs, voting trust agreements and statements of stock and securities issued by us during the period specified by the requesting stockholder, which period may not be longer than 12 months prior to the date of the stockholder’s request. Because the foregoing list sets forth all of the corporate records that our stockholders are entitled to inspect and copy under Maryland law, our stockholders will not be entitled to inspect and copy the minutes of the meetings of our board of directors, which are records that certain states other than Maryland allow stockholders to inspect and copy. Requests to inspect and/or copy our corporate records must be made in writing to: Cole Office & Industrial REIT (CCIT II), Inc., 2325 East Camelback Road, Suite 1100, Phoenix, Arizona 85016, Attn: Secretary.
Distributions and Share Redemptions
The following data supplements, and should be read in conjunction with, the section of our prospectus captioned “Description of Shares – Distribution Policy and Distributions” beginning on page 132 of the prospectus.
Our board of directors authorized a daily distribution, based on 365 days in the calendar year, of $0.001643836 per share, assuming a $10.00 per share purchase price, for stockholders of record as of the close of business on each day of the period commencing on January 14, 2014 and ending on March 31, 2014.
As of March 31, 2014, cumulative since inception, we have declared approximately $57,000 of distributions and we have paid approximately $25,000, of which approximately $22,000 was paid in cash and approximately $3,000 was reinvested in shares of our common stock pursuant to the distribution reinvestment plan. Our net loss was approximately $903,000 as of March 31, 2014, cumulative since inception. As we did not commence principal operations until January 13, 2014, we did not pay any distributions during the period from February 26, 2013 (Date of Inception) to December 31, 2013.
The following table presents distributions and sources of distributions for the periods indicated below:

	Cumulative Paid Since Inception		Three Months Ended March 31, 2014
	Amount	Percent	Amount	Percent
Distributions paid in cash	$22,291	89%	$22,291	89%
Distributions reinvested	2,825	11%	2,825	11%
Total distributions	$25,116	100%	$25,116	100%
Source of distributions:
Proceeds from issuance of common stock	$25,116	100%	$25,116	100%
Net cash used by operating activities for the three months ended March 31, 2014 and as of March 31, 2014, cumulative since inception, was approximately $248,000 and reflected a reduction for real estate acquisition related expenses incurred of approximately $563,000, in accordance with GAAP. As set forth in the “Estimated Use of Proceeds” section of the prospectus, we treat our real estate acquisition related expenses as funded by proceeds from our offering, including proceeds from the distribution reinvestment plan. Therefore, for consistency, proceeds from the issuance of common stock for the three months ended March 31, 2014 and as of March 31, 2014, cumulative since inception, are considered a source of our distributions to the extent that real estate acquisition related expenses have reduced net cash flows used in operating activities. As such, distributions of $25,000 for the three months ended March 31, 2014 and as of March 31, 2014, cumulative since inception, were funded from proceeds from the offering.
The following data supplements, and should be read in conjunction with, the section of our prospectus captioned “Description of Shares – Share Redemption Program” beginning on page 136 of the prospectus.
As of March 31, 2014, no redemptions were requested and no shares were redeemed under our share redemption program.
Valuation Policy
The following information supersedes and replaces the section of our prospectus captioned “Description of Shares — Valuation Policy” beginning on page 141 of the prospectus.
The offering price for our shares is not based on the expected book value or expected net asset value of our proposed investments, or our expected operating cash flows. Although our board of directors may do so at any time in its discretion, we do not expect that our board of directors will undertake a process for estimating the per share value of our common stock during the period of this offering or for the 18-month period following the termination of this offering, unless we are required to do so at an earlier time pursuant to applicable regulatory requirements. Furthermore, if we engage in a follow-on offering, we do not expect that our board of directors will undertake a process for estimating the per share value of our common stock during the period of the follow-on offering or for the 18-month period following the termination of such follow-on offering, unless we are required to do so at an earlier time pursuant to applicable regulatory requirements. However, during such periods prior to the estimation of our per share value, solely to assist fiduciaries of certain tax-exempt plans subject to annual reporting requirements of ERISA who identify themselves to us and who request per share value information, we intend to use the most recent gross per share offering price of our shares of common stock as the per share value (unless we have made a special distribution to stockholders of net sales proceeds from the sale of one or more properties during such periods, in which case we will use the most recent gross offering price less the per share amount of the special distribution).
Estimates based solely on the most recent offering price of our shares will be subject to numerous limitations. For example, such estimates will not take into account:
•    individual or aggregate values of our assets;
•    real estate market fluctuations affecting our assets generally;
•    adverse or beneficial developments with respect to one or more assets in our portfolio;
•    our costs of the offering; or
•    our costs of acquiring assets.
No later than 18 months after the last sale in an offering as set forth above (or such other time as may be required by then-applicable regulatory requirements), we will disclose an estimated per share value that is not based solely on the offering price of our shares. This estimate will be determined by our board of directors, or a committee thereof, which in either case will include a majority of our independent directors, after consultation with our advisor, CCI II Advisors, or if we are no longer advised by CCI II Advisors, any successor advisor or our officers and employees, subject to the restrictions and limitations set forth in this valuation policy. We intend to publish our board of directors’ estimate of the reasonable value of our shares within the time period set forth above, at a time to be determined by our board of directors.
Unless otherwise required by applicable regulations, our board of directors or a committee thereof will have the discretion to choose a methodology or combination of methodologies as it deems reasonable under then current circumstances for estimating the per share value of our common stock. Unless otherwise required by applicable regulations, the estimated value will not necessarily be equivalent to our net asset value, and is not intended to be related to any values at which individual assets may be carried on financial statements under applicable accounting standards. The methodologies for determining the estimated values under the valuation policy may take into account numerous factors including, without limitation, the following:
•    net amounts that might be realized in a sale of our assets in an orderly liquidation;
•    net amounts that might be realized in a bulk portfolio sale of our assets;
•    separate valuations of our assets (including any impairments);
•    our going concern value;

•    private real estate market conditions;
•    public real estate market conditions;
•    our business plan and characteristics and factors specific to our portfolio or securities;
•    the prices at which our securities were sold in other offerings, such as a distribution reinvestment plan offering;
•    the prices paid for our securities in other transactions, including secondary market trades; and
•    the relative prices paid for comparable companies listed on a national securities exchange.
Our board of directors will rely on an independent third-party valuation expert to assist in estimating the value of our assets or our shares of common stock. In addition, our board of directors intends to conduct the valuation process in conformity with any then-applicable FINRA and Securities and Exchange Commission rules and regulations governing valuations and standard industry practice. We will disclose the effective date of the estimated valuation and a summary of the methodology by which the estimated value was developed. We do not intend to release individual property value estimates or any of the data supporting the estimated per share value.
After first publishing our board of directors’ estimate of the per share value of our common stock, our board of directors will repeat the process of estimating the per share value of our common stock periodically thereafter.
The reasonable estimate of the value of our shares will be subject to numerous limitations. Such valuations will be estimates only and may be based upon a number of estimates, assumptions, judgments and opinions that may not be, or may later prove not to be, accurate or complete, which could make the estimated valuations incorrect. As a result, with respect to any estimate of the value of our common stock made pursuant to our valuation policy, there can be no assurance that:

•	the estimated value per share would actually be realized by our stockholders upon liquidation, bulk portfolio sales of our assets, sale of our company or listing of our common stock on an exchange;
•    any stockholder would be able to realize estimated share values in any attempt to sell shares;

•	the estimated value per share would be related to any individual or aggregated value estimates or appraisals of our assets; or

•	the estimated value, or method used to estimate value, would be found by any regulatory authority to comply with ERISA, FINRA rules or other regulatory requirements.
This valuation policy may be amended by our board of directors at any time and, although the policy will express the intent of our board of directors at the time of its adoption, there is no limitation on the ability of our board of directors to cause us to vary from this policy to the extent it deems appropriate, with or without an express amendment of the policy.
Update to Experts
The following data supplements, and should be read in conjunction with, the section of our prospectus captioned “Experts” on page 183 of the prospectus.
The consolidated financial statements, incorporated in this Prospectus by reference from Cole Office & Industrial REIT (CCIT II), Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
Incorporation by Reference
The following information is hereby inserted in our prospectus immediately following the section of our prospectus captioned “Experts” on page 183 of the prospectus.
We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we are disclosing important information to you by referring you to documents we have filed separately with the Securities and Exchange Commission, or “SEC.” The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. The following documents filed with the SEC are incorporated by reference in this prospectus (Commission File No. 333-187470) except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:

(1)	Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the SEC on March 28, 2014;
(2)	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014 filed with the SEC on May 14, 2014;
(3)
Definitive Proxy Statement filed with the SEC on April 8, 2014 (solely to the extent specifically incorporated by reference into the Annual Report on Form 10-K for the fiscal year ended December 31, 2013);

(4)	Current Report on Form 8-K filed with the SEC on January 13, 2014;
(5)	Current Report on Form 8-K filed with the SEC on February 13, 2014;
(6)	Current Report on Form 8-K filed with the SEC on March 13, 2014;
(7)	Current Report on Form 8-K filed with the SEC on May 1, 2014;
(8)	Current Report on Form 8-K filed with the SEC on June 2, 2014;
(9)	Current Report on Form 8-K filed with the SEC on June 10, 2014;
(10)	Current Report on Form 8-K filed with the SEC on June 18, 2014;
(11)	Current Report on Form 8-K filed with the SEC on June 20, 2014; and
(12)	Current Report on Form 8-K filed with the SEC on June 25, 2014.
All of the documents that we have incorporated by reference into this prospectus are available on the SEC’s website, www.sec.gov. In addition, these documents can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549. Copies also can be obtained by mail from the Public Reference Room at prescribed rates. Please call the SEC at (800) SEC-0330 for further information on the operation of the Public Reference Room.
In addition, we will provide to each person, including any beneficial owner of our common stock, to whom this prospectus is delivered, a copy of any or all of the information that we have incorporated by reference into this prospectus, as supplemented, but not delivered with this prospectus. To receive a free copy of any of the documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, write us at 2325 E. Camelback Road, Suite 1100, Phoenix, Arizona 85016, Attention: Investor Relations, or contact our offices at (866) 907-2653. The documents also may be accessed on our website at www.colecapital.com. The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.
Updates to Prior Performance Information and Tables
The information attached hereto as Appendix A supersedes and replaces the section of our prospectus captioned “Appendix A: Prior Performance Tables” beginning on page A-1 of the prospectus.
Revised Forms of the Initial Subscription Agreement, Additional Subscription Agreement, Alternative Initial Subscription Agreement and Alternative Additional Subscription Agreement
The prospectus is hereby supplemented to include revised forms of our Initial Subscription Agreement, Additional Subscription Agreement, Alternative Initial Subscription Agreement and Alternative Additional Subscription Agreement, which are attached hereto as Appendices B, C, D and E, respectively.

APPENDIX A
PRIOR PERFORMANCE TABLES

The prior performance tables that follow present certain information regarding certain public real estate programs previously sponsored by entities affiliated with our sponsor, Cole Capital, including this program. The Company has presented all prior programs subject to public reporting requirements (“Prior Public Real Estate Programs”) that have similar investment objectives to this offering. In determining which Prior Public Real Estate Programs have similar investment objectives to this offering, the Company considered factors such as the type of real estate acquired by the program, the extent to which the program was designed to provide current income through the payment of cash distributions or to protect and preserve capital contributions, and the extent to which the program seeks to increase the value of the investments made in the program. The information in this section should be read together with the summary information in this prospectus under “Prior Performance Summary.”

These tables contain information that may aid a potential investor in evaluating the program presented. However, the purchase of our shares will not create any ownership interest in the programs included in these tables.

The following tables are included in this section:

•	Table I — Experience in Raising and Investing Funds;

•	Table III — Annual Operating Results of Prior Real Estate Programs;

•	Table IV — Results of Completed Programs; and

•	Table V — Sales or Disposals of Properties.

The information previously included in Table II (Compensation to Sponsor) related to the compensation paid to sponsor has been included in Table IV. A separate Table II has not been provided.

TABLE I
EXPERIENCE IN RAISING AND INVESTING FUNDS (UNAUDITED)

This table provides a summary of the experience of the sponsors of Prior Public Real Estate Programs for which offerings have been closed since January 1, 2011. Information is provided with regard to the manner in which the proceeds of the offerings have been applied. Also set forth below is information pertaining to the timing and length of these offerings and the time period over which the proceeds have been invested in the properties.

	Cole Credit Property Trust II, Inc. (1)	Cole Real Estate Investments, Inc. (2)	Cole Corporate Income Trust, Inc. (3)
Dollar amount offered	$2,270,000,000	$5,940,000,000	$3,070,000,000
Dollar amount raised	$2,266,234,296	$5,043,960,197	$1,923,548,955
Length of offering (in months)	97 months	57 months	Ongoing
Months to invest 90% of amount available for investment	40	23	35

(1) These figures are presented as of July 17, 2013, the date Cole Credit Property Trust II, Inc. merged with Spirit Realty Capital, Inc. (the "Spirit Merger”), and include Cole Credit Property Trust II, Inc.’s initial, follow-on public and distribution reinvestment plan offerings. Cole Credit Property Trust II, Inc. began its initial public offering on June 27, 2005 and closed its initial public offering on May 22, 2007. The total dollar amount registered in the initial public offering was $552.8 million. The total dollar amount raised in the initial public offering was $547.4 million. Cole Credit Property Trust II, Inc. began its follow-on public offering on May 23, 2007 and closed its follow-on public offering on January 2, 2009. The total dollar amount registered in the follow-on public offering was $1.5 billion. The total dollar amount raised in the follow-on offering was $1.5 billion. It took Cole Credit Property Trust II, Inc. 40 months to invest 90% of the amount available for investment from its initial and follow-on public offerings. Cole Credit Property Trust II, Inc. began its distribution reinvestment plan offering on September 18, 2008 and suspended its distribution reinvestment plan offering on December 6, 2012. The total dollar amount registered and available to be offered in the distribution reinvestment plan offering was $285.0 million. The total dollar amount raised in the distribution reinvestment plan offering was $261.3 million.

(2)
These figures are presented as of June 20, 2013, which was the date of Cole Real Estate Investment, Inc.’s (formerly known as Cole Credit Property Trust III, Inc.) listing on the New York Stock Exchange (the "Listing”), and include Cole Real Estate Investments, Inc.’s initial, follow-on public and distribution reinvestment plan offerings. Cole Real Estate Investments, Inc. began its initial public offering on October 1, 2008 and closed its initial public offering on October 1, 2010. The total dollar amount registered in the initial public offering was $2.49 billion. The total dollar amount raised in the initial public offering was $2.2 billion. Cole Real Estate Investments, Inc. began its follow-on public offering after the termination of its initial public offering on October 1, 2010 and closed its follow-on public offering on April 27, 2012. The total dollar amount registered in the follow-on public offering was $2.7 billion. The total dollar amount raised in the follow-on public offering was $2.6 billion. It took Cole Real Estate Investments, Inc. 23 months to invest 90% of the amount available for investment from its initial and follow-on public offerings. Cole Real Estate Investments, Inc. registered additional shares of common stock under a distribution reinvestment plan offering, which was filed with the Securities and Exchange Commission (the "SEC”) on March 14, 2012 and automatically became effective with the SEC upon filing. The total dollar amount registered and available to be offered in the distribution reinvestment plan offering was $712.5 million. On June 17, 2013, the board of directors of Cole Real Estate Investments, Inc. voted to terminate the distribution reinvestment plan effective as of June 20, 2013. Prior to the termination date, the total dollar amount raised in the distribution reinvestment plan offering was $192.4 million.

(3)
These figures are presented as of December 31, 2013. Cole Corporate Income Trust, Inc. began its initial public offering on February 10, 2011 and closed its initial public offering on November 21, 2013. The total dollar amount registered and available to be offered in the initial public offering was $2.975 billion. The total dollar amount raised in the initial public offering was $1.9 billion. It took Cole Corporate Income Trust, Inc. 35 months to invest 90% of the amount available for investment from its initial offering. Cole Corporate Income Trust, Inc. registered additional shares of common stock under a distribution reinvestment plan offering, which was filed with the SEC on September 26, 2013 and automatically became effective with the SEC upon filing. Cole Corporate Income Trust, Inc. expects to continue to issue shares of common stock under the distribution reinvestment plan offering. The total initial dollar amount registered and available to be offered in the distribution reinvestment plan offering is $95.0 million. The total dollar amount raised in the distribution reinvestment plan offering was $6.2 million as of December 31, 2013.

Past performance is not necessarily indicative of future results.

TABLE III
ANNUAL OPERATING RESULTS OF PRIOR REAL ESTATE PROGRAMS (UNAUDITED)

The following sets forth the operating results of Prior Public Real Estate Programs sponsored by the sponsor of our program, the offerings of which have been closed since January 1, 2009. The information relates only to public programs with investment objectives similar to this program. All figures are as of December 31 of the year indicated, unless otherwise noted.

	Cole Corporate Income Trust, Inc. (in thousands, except distribution data and per share amounts)
	For the Period from April 6, 2010 (Date of Inception) to December 31, 2010	2011	2012	2013
Balance Sheet Data
Total assets	$200	$37,473	$311,292	$2,445,677
Total liabilities	$—	$26,494	$171,908	$823,820
Stockholders’ equity	$200	$10,847	$137,279	$1,588,585
Operating Data
Total revenues	$—	$1,843	$7,472	$87,059
Total expenses	$—	$2,202	$11,430	$115,475
Operating loss	$—	$(359)	$(3,958)	$(28,416)
Interest expense	$—	$(791)	$(1,394)	$(13,028)
Net loss	$—	$(1,143)	$(5,301)	$(40,904)
Cash Flow Data
Cash flows provided by (used in) operating activities	$—	$433	$(2,171)	$1,072
Cash flows used in investing activities	$—	$(33,230)	$(259,738)	$(2,047,275)
Cash flows provided by financing activities	$200	$34,478	$272,216	$2,098,088
Distribution Data
Total distributions	$—	$214	$3,942	$49,840
Distribution Data Per $1,000 Invested
Total distributions paid	$—	$33.12	$65.00	$65.00
Sources of distributions paid:
Net cash provided by operating activities (1)	$—	$33.12	$3.59	$1.40
Proceeds from the issuance of common stock (2)	$—	$—	$61.41	$63.60
Estimated value per share (3)	N/A	N/A	N/A	N/A

Past performance is not necessarily indicative of future results.

TABLE III
ANNUAL OPERATING RESULTS OF PRIOR REAL ESTATE PROGRAMS (UNAUDITED) - (Continued)

	Cole Credit Property Trust II, Inc. (in thousands, except distribution data and per share amounts)
	2009	2010	2011	2012	Period from January 1, 2013 to June 30, 2013 (4)
Balance Sheet Data
Total assets	$3,413,104	$3,485,335	$3,430,322	$3,289,536	$3,212,727
Total liabilities	$1,803,360	$1,912,723	$1,944,127	$1,922,109	$1,901,642
Stockholders’ equity	$1,521,984	$1,560,375	$1,471,713	$1,367,306	$1,311,085
Operating Data
Total revenue	$275,455	$269,150	$279,345	$282,852	$142,886
Total expenses	$155,236	$136,833	$138,940	$150,172	$84,105
Operating income	$120,219	$132,317	$140,405	$132,680	$58,781
Interest expense	$98,997	$102,977	$108,186	$107,963	$(52,133)
Net income	$22,406	$30,430	$53,809	$25,397	$6,971
Cash Flow Data
Cash flows provided by operating activities	$116,872	$105,627	$114,449	$118,371	$49,170
Cash flows provided by (used in) investing activities	$(45,497)	$(110,207)	$(18,328)	$11,205	$14,476
Cash flows (used in) provided by financing activities	$(149,443)	$21,954	$(88,707)	$(161,397)	$(68,843)
Distribution Data
Total distributions	$134,983	$129,251	$131,003	$131,378	$65,027
Distribution Data Per $1,000 Invested
Total distributions paid	$66.25	$62.50	$62.50	$62.50	$31.25
Sources of distributions paid:
Net cash provided by operating activities (1)	$60.72	$51.08	$54.60	$56.31	$23.63
Proceeds from the issuance of common stock (2)	$1.59	$1.66	$1.44	$0.11	$—
Net sale proceeds (5)	$—	$—	$5.34	$4.36	$1.95
Principal repayments (6)	$—	$—	$—	$1.72	$5.67
Return of capital from unconsolidated joint ventures	$—	$0.76	$1.12	$—	$—
Net borrowings	$3.94	$9.00	$—	$—	$—
Estimated value per share (3)	N/A	$8.05	$9.35	$9.35	$ 9.45 (7)

Past performance is not necessarily indicative of future results.

TABLE III
ANNUAL OPERATING RESULTS OF PRIOR REAL ESTATE PROGRAMS (UNAUDITED) - (Continued)

	Cole Real Estate Investments, Inc. (in thousands, except distribution data and per share amounts)
	2009	2010	2011	2012	Period from January 1, 2013 to June 30, 2013 (8)
Balance Sheet Data
Total assets	$1,005,895	$3,243,658	$5,697,568	$7,453,725	$7,913,173
Total liabilities	$162,050	$1,180,608	$2,579,204	$3,536,315	$3,967,089
Stockholders’ equity	$831,463	$1,996,781	$2,982,988	$3,679,025	$3,929,366
Operating Data
Total revenue	$23,003	$118,238	$323,980	$542,942	$410,517
Total expenses	$28,786	$105,762	$215,113	$334,058	$274,671
Operating (loss) income	$(6,074)	$12,476	$108,867	$208,884	$135,846
Interest expense	$2,352	$22,969	$78,968	$140,113	$(88,007)
(Loss) income from continuing operations	$(7,926)	$(9,422)	$31,718	$87,855	$49,504
Net (loss) income attributable to the company	$(7,821)	$(6,293)	$45,296	$203,338	$69,134
Cash Flow Data
Net cash provided by operating activities	$75	$35,792	$145,681	$242,464	$146,762
Net cash used in investing activities	$(702,105)	$(2,340,776)	$(2,350,677)	$(1,708,688)	$(220,304)
Net cash provided by financing activities	$980,575	$2,136,209	$2,311,407	$1,442,375	$48,512
Distribution Data
Total distributions	$21,764	$112,612	$194,877	$295,653	$160,685
Distribution Data Per $1,000 Invested
Total distributions paid	$66.65	$69.38	$65.00	$65.00	$68.71
Sources of distributions paid:
Net cash provided by operating activities (1)	$0.23	$22.05	$48.59	$53.31	$62.76
Proceeds from the issuance of common stock (2)	$56.85	$36.16	$16.03	$10.57	$—
Distributions received in excess of income from unconsolidated joint ventures	$—	$—	$0.38	$1.12	$1.03
Net borrowings	$9.57	$11.17	$—	$—	$4.92
Estimated value per share (3)	N/A	N/A	N/A	N/A	N/A

Past performance is not necessarily indicative of future results.

TABLE III
ANNUAL OPERATING RESULTS OF PRIOR REAL ESTATE PROGRAMS (UNAUDITED) - (Continued)

(1) Includes cash flows in excess of distributions from prior periods.
(2) Net cash provided by (used in) operating activities reflects a reduction for real estate acquisition related expenses. Real estate acquisition related expenses are treated as funded by proceeds from the offering, including proceeds from the distribution reinvestment plan. Therefore, for consistency, proceeds from the issuance of common stock are considered a source of distributions to the extent that real estate acquisition related expenses reduced net cash flows provided by (used in) operating activities.
(3) N/A indicates there is no public trading market for the shares during the period indicated or estimated value per share as determined by the respective company's board of directors. Beginning 18 months after the termination of the offering, or such earlier time as may be required by applicable regulations, the respective company’s board of directors will determine and disclose the per share estimated value of its common stock.
(4) The Spirit Merger was completed on July 17, 2013. Financial data is presented for Cole Credit Property Trust II, Inc. from January 1, 2013 to June 30, 2013, the most recent reporting date prior to the completion of the Spirit Merger.
(5) Net sale proceeds include proceeds in excess of Cole Credit Property Trust II, Inc.’s investment in marketable securities, proceeds from the sale of an unconsolidated joint venture, and proceeds from the sale of real estate and condemnations.
(6) Principal repayments include repayments from mortgage notes receivable and real estate under direct financing leases.
(7) Estimated share value of $9.45 was approved by Cole Credit Property Trust II, Inc.’s board of directors on January 23, 2013, and represents the then-most recent estimated share value as of June 30, 2013.
(8) On April 5, 2013, Cole Credit Property Trust III, Inc. completed a transaction whereby Cole Holdings merged with and into CREInvestments, LLC, a wholly owned subsidiary of Cole Credit Property Trust III, Inc. (the “Cole Holdings Merger”). Cole Credit Property Trust III, Inc. changed its name to Cole Real Estate Investments, Inc. and its shares of common stock were listed on the New York Stock Exchange on June 20, 2013. Financial data for 2013 is presented for Cole Real Estate Investments, Inc. as of June 30, 2013.

Past performance is not necessarily indicative of future results.

TABLE IV
RESULTS OF COMPLETED PROGRAMS (UNAUDITED)

This table provides summary information on the results of completed programs since January 1, 2004 by Prior Public Real Estate Programs sponsored by the sponsor of our program, which have similar objectives to those of this program.

	Cole Credit Property Trust II, Inc.	Cole Real Estate Investments, Inc.
Date closed	July 17, 2013	June 20, 2013
Duration in months	97 months	57 months
Aggregate dollar amount raised	$2,266,234,296	$5,043,960,197
Annualized return on investment (1)	3.4%	7.2%
Total annualized return (2)	5.6%	9.9%
Median annual leverage	51.5%	37.2%
Compensation Data:
Amount paid to sponsor: (3)
Selling commissions and dealer manager fees reallowed	$25,741,562	$67,053,734
Acquisition and advisory fees and expenses	70,450,127	157,619,281
Asset management fees and expenses	48,500,845	70,618,980
Property management and leasing fees and expenses	31,730,864	27,305,313
Operating expenses	13,455,324	22,139,113
Other (4)	41,407,253	99,745,877
Total	$231,285,975	$444,482,298

(1)
Calculated as (i) the difference between the aggregate amounts distributed to investors and invested by investors, divided by (ii) the aggregate amount invested by investors multiplied by the number of years from the registrant's initial receipt of offering proceeds from a third party investor to the liquidity event.

(2) The total annualized return calculation assumes the investment was made as of the program’s break of escrow at the gross offering price of $10 per share, was held through the date of the liquidity event and that distributions were paid monthly in cash.
(3) The Cole Holdings Merger was completed on April 5, 2013. The consideration paid to the sponsor in connection with the Cole Holdings Merger is not included in this table. Investors should see the “Prior Performance Summary — Liquidity Track Record — Prior Public Programs” section of the prospectus for a description of the compensation that was and may be paid to the sponsor in connection with the Cole Holdings Merger.
(4) Amounts herein include construction management fees, other offering costs, real estate commissions and finance coordination fees.

Past performance is not necessarily indicative of future results.

TABLE V
SALES OR DISPOSALS OF PROPERTIES (UNAUDITED)

This table provides summary information on the results of sales or disposals of properties since January 1, 2011 by Prior Public Real Estate Programs having similar investment objectives to those of this program. All amounts are through December 31, 2013.

			Selling Price, Net of Closing Costs and GAAP Adjustments						Cost of Properties, Including Closing and Soft Costs
					Purchase					Total		Excess of
			Cash		Money	Adjustments				Acquisition		Property
			Received	Mortgage	Mortgage	Resulting				Cost, Capital		Operating
			Net of	Balance	Taken	from			Original	Improvements,		Cash Receipts
	Date	Date of	Closing	at Time	Back by	Application			Mortgage	Closing and		Over Cash
Property (1)	Acquired	Sale	Costs	of Sale (2)	Program	of GAAP	Total (3)		Financing	Soft Costs (4)	Total	Expenditures
Cole Credit Property Trust, Inc.
CarMax Merriam, KS	04/04	12/11	$4,660,866	$14,175,000	$—	$—	$18,835,866	(5)	$14,175,000	$5,237,436	$19,412,436	$4,262,437
Wawa Portfolio - Various	07/04	07/12	5,061,248	8,580,000	—	—	13,641,248	(6)	7,688,248	5,604,087	13,292,335	10,925,248	(7)
Walgreens Hutchinson, KS	07/05	09/12	1,215,771	3,462,000	—	—	4,677,771	(8)	3,462,000	2,121,134	5,583,134	835,402
Walgreens Newton, KS	07/05	09/12	1,013,121	2,891,000	—	—	3,904,121	(9)	2,891,000	1,779,402	4,670,402	712,887

(1) Cole Credit Property Trust II, Inc. and Cole Credit Property Trust III, Inc. sold all of their properties during 2013 in connection with the Spirit Merger and the Listing, respectively, and were therefore included in Table IV.

(2) Mortgage balance represents face amount of assumed loans and does not represent discounted current value.

(3) None of the amounts are being reported for tax purposes on the installment basis.

(4) The amounts shown do not include a pro rata share of the original offering costs. There was no carried interest received in lieu of commissions in connection with the acquisition of the property.

(5) Cole Credit Property Trust, Inc. recorded a taxable gain of $2.1 million related to the property sale, all of which was a capital gain.

(6) Cole Credit Property Trust, Inc. recorded a taxable gain of $2.8 million related to the sale of three properties, of which $303,000 was an ordinary gain.

(7) This sale represents the disposition of a three property convenience store portfolio that was owned by Cole Credit Property Trust, Inc.

(8) Cole Credit Property Trust, Inc. recorded a taxable loss of $177,000 related to the property sale, all of which was a capital loss.

(9) Cole Credit Property Trust, Inc. recorded a taxable loss of $126,000 related to the property sale, all of which was a capital loss.

Past performance is not necessarily indicative of future results.

APPENDIX B

COLE OFFICE & INDUSTRIAL REIT (CCIT II), INC.

COLE CAPITAL™
866.907.2653

INITIAL SUBSCRIPTION AGREEMENT FOR THE PURCHASE OF COMMON STOCK

A INVESTMENT (a separate Initial Subscription Agreement is required for each initial investment)

Investors should not sign this Initial Subscription Agreement for the offering unless they have received the current final Prospectus.

1. This subscription is in the amount of $ ________________ ☐ Check if amount is estimated

☐ Initial Subscription (minimum $2,500)

☐ Additional Subscription (minimum $1,000) (complete all sections except for B and D *or* complete the separate simplified Additional Subscription Agreement)

Existing Account # ________________

2. Payment will be made with: ☐ Enclosed check (Make check payable to Cole REIT) ☐ Funds wired ☐ Funds to follow

☐ ACH (Copy of voided check required)

________________ ☐ Checking ☐ Savings

Financial Institution

____

Routing/Transit #

____

Account #

3. *(Optional)* For purchases without selling commissions, please designate below, if applicable:

☐ RIA/WRAP Account ☐ Cole Employee, Affiliate or their Family Member

ONLY CHECK ONE OF THESE BOXES IF COMMISSIONS SHOULD NOT BE PAID ON THE PURCHASE.

B TYPE OF REGISTRATION (please complete either section 1 or 2, but not both, and section 3, if applicable)

1. Non-Qualified Registration

☐ Individual Ownership (one signature required)

☐ Joint Tenants with Right of Survivorship (all parties must sign)

☐ Community Property (all parties must sign)

☐ Tenants-in-Common (all parties must sign)

☐ Trust (trustee or grantor signatures and trust documents or Cole Trustee Certification of Investment Power required)

____

Name of Trust

____

Date of Trust — Tax ID # (if applicable)

☐ Transfer on Death (fill out TOD Form to effect designation)

☐ Uniform Gifts to Minors Act or Uniform Transfer to Minors Act (UGMA/UTMA adult custodian signature required)

State of ________________

Custodian for (minor's name) ________________

☐ Corporate Ownership (authorized signature and Corporate Resolution or Cole Corporate Resolution Form required)

☐ S-corp ☐ C-corp (will default to S-corp if nothing is marked)

☐ Partnership Ownership (authorized signature and Partnership paperwork or Cole Corporate Resolution Form required)

☐ Limited Liability Company (authorized signature and LLC paperwork or Cole Corporate Resolution Form required)

☐ Taxable Pension or Profit Sharing Plan (authorized signature and Plan paperwork required)

☐ Other (specify)

____

2. Qualified Registration

☐ Traditional IRA

☐ Roth IRA

☐ Keogh Plan

☐ Simplified Employee Pension/Trust (S.E.P.)

☐ Pension or Profit Sharing Plan (exempt under 401(a))

☐ Non-custodial ☐ Custodial

____

Plan Name — Tax ID #

☐ Other (specify)

____

3. Custodian or Clearing Firm/Platform Information, if applicable (send all paperwork directly to the Custodian or Clearing Firm/Platform)

____

Name

____

Street/PO Box

____

City — State — Zip

____

Custodian Tax ID # (provided by Custodian)

____

Custodian or Clearing Firm/Platform Account #

____

Custodian Phone

B-1

C REGISTRATION INFORMATION (or Trustees if applicable)

Investor or Trustee Name

Mailing Address

City State Zip

Phone Business Phone

Email Address

SSN or Tax ID # Date of Birth

Street Address (if different from mailing address or mailing address is a PO Box)

City State Zip

Co-Investor or Co-Trustee Name (if applicable)

Mailing Address

City State Zip

Phone Business Phone

SSN or Tax ID # Date of Birth

Volume Discounts

I am (we are) making, or previously have made, investments in the following programs sponsored by Cole Capital that are Eligible Programs, as defined in a Cole REIT Prospectus. (You may only include any investments made by the same "purchaser," as defined in the Prospectus.) This information will help determine whether volume discounts may be applicable. All holdings are subject to verification.

Name of Cole Program	Cole Account #	SSN or Tax ID #
Name of Cole Program	Cole Account #	SSN or Tax ID #

D DISTRIBUTION INSTRUCTIONS (will default to Address of Record or Custodian if nothing is marked)

Complete this section to enroll in the Distribution Reinvestment Plan or to elect how you wish to receive your distributions.

- ☐ Reinvest pursuant to Distribution Reinvestment Plan
- ☐ Send to Custodial Account (listed in Section B-3)
- ☐ Mail to Address of Record (Non-custodial accounts only)
- ☐ Mail to Brokerage Account or Third Party (Non-custodial accounts only)

Payee Name

Account #

Mailing Address

City State Zip

Note: All custodial account distributions not reinvested pursuant to the distribution reinvestment plan will be sent to the custodian.

☐ Direct Deposit (Non-custodial accounts only)

☐ Checking ☐ Savings

Account #

Financial Institution

Routing/Transit #

☐ Check if banking information is same as provided in Section A-2

By signing this agreement, I authorize Cole Office & Industrial REIT (CCIT II), Inc. (CCIT II) to deposit distributions into the account specified in Section D, and to debit that account in the amount of any distribution deposited in error. If I withdraw deposits made in error, I authorize CCIT II to retain future distributions until the erroneous deposits are recovered. This authorization is effective until terminated in writing by either party.

B-2

E INVESTOR(S) ACKNOWLEDGEMENTS AND SIGNATURES (Investor(s) must initial each of sections 1-4 and those sections of 5-14 as appropriate)

I (we) (or, in the case of fiduciary accounts, the person authorized to sign on my (our) behalf) hereby acknowledge and/or represent the following:

INVESTOR | CO-INVESTOR

_____ | _____ 1. I (we) have received the final Prospectus, whether over the Internet, on a CD-ROM, paper copies, or any other delivery method, relating to the shares of CCIT II.

_____ | _____ 2. Excluding home, home furnishings and automobiles, I (we) either: (i) have a net worth of at least $70,000 and had during the last year or estimate that I (we) will have in the current year gross income of at least $70,000; or (ii) have a net worth of at least $250,000. In the case of sales to fiduciary accounts, the specific requirements shall be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the shares.

_____ | _____ 3. I am (we are) purchasing the shares for my (our) own account, or if I am (we are) purchasing shares on behalf of a trust or other entity of which I am (we are) trustee(s) or authorized agent(s), I (we) have due authority to execute this Initial Subscription Agreement and do hereby legally bind the trust or other entity of which I am (we are) trustee(s) or authorized agent(s).

_____ | _____ 4. I (we) acknowledge that the shares are not liquid.

_____ | _____ 5. For **Alabama** residents: My (our) liquid net worth is at least 10 times my (our) investment in CCIT II and similar programs.

_____ | _____ 6. For **California** residents: I (we) either: (i) have a net worth of at least $75,000 and had during the last year or estimate that I (we) will have in the current year gross income of at least $75,000; or (ii) have a net worth of at least $250,000. In addition, my (our) investment in CCIT II does not exceed ten percent (10%) of my (our) net worth.

_____ | _____ 7. For **Iowa** residents: Excluding home, furnishings and automobiles, I (we) either (i) have a minimum net worth of $100,000 and an annual income of $70,000, or (ii) have a minimum net worth of $350,000. In addition, my (our) investment in CCIT II and its affiliates does not exceed 10% of my (our) "liquid net worth" (as defined in the Prospectus for Iowa investors).

_____ | _____ 8. For **Kansas, Maine and Massachusetts** residents: I (we) acknowledge that the Kansas, Maine and Massachusetts securities regulators recommend that I (we) should invest, in the aggregate, no more than 10% of my (our) "liquid net worth" (as defined in the Prospectus for Kansas, Maine and Massachusetts investors) in CCIT II and the securities of similar direct participation programs.

_____ | _____ 9. For **Kentucky, Michigan, and Tennessee** residents: My (our) liquid net worth is at least 10 times my (our) maximum investment in CCIT II.

_____ | _____ 10. For **Nebraska** residents: Excluding home, furnishings and automobiles, I (we) either: (i) have a minimum net worth of $100,000 and an annual income of $70,000, or (ii) have a minimum net worth of $350,000. In addition, my (our) investment in CCIT II does not exceed 10% of my (our) net worth.

_____ | _____ 11. For **New Jersey** residents: Excluding home, home furnishings and automobiles, I (we) either (i) have a minimum liquid net worth (as defined in the Prospectus for New Jersey investors) of at least $100,000 and a minimum annual gross income of not less than $85,000 or (ii) have a minimum liquid net worth of at least $350,000. In addition, my (our) investment in CCIT II, shares of its affiliates and other direct participation investments does not exceed 10% of my (our) liquid net worth.

_____ | _____ 12. For **New Mexico** residents: My (our) aggregate investment in CCIT II, its affiliates and other non-traded real estate investment trusts does not exceed 10% of my (our) "liquid net worth" (as defined in the Prospectus for New Mexico investors.)

_____ | _____ 13. For **North Dakota, Oregon and Pennsylvania** residents: My (our) net worth is at least 10 times my (our) investment in CCIT II.

_____ | _____ 14. For **Ohio** residents: I (we) hereby acknowledge that Ohio investors may not invest, in the aggregate, more than 10% of their "liquid net worth" (as defined in the Prospectus for Ohio investors) in CCIT II, its affiliates and other non-traded real estate investment trusts.

☐ By checking here I confirm I would like to go green and no longer receive in paper any documents that Cole can send to me electronically. (If you are choosing to go green, please make sure you provide your email address in Section C.) If you decide later that you want to receive documents in paper, you can contact Cole Investor Services at 866.907.2653.

SUBSTITUTE W-9: I HEREBY CERTIFY under penalty of perjury (i) that the taxpayer identification number shown on this Initial Subscription Agreement is true, correct and complete, (ii) that I am not subject to backup withholding either because I have not been notified that I am subject to backup withholding as a result of a failure to report all interest or distributions, or the Internal Revenue Service has notified me that I am no longer subject to backup withholding, and (iii) I am a U.S. person.

A sale of the shares may not be completed until at least five business days after the date the subscriber receives the final Prospectus. If a subscriber's subscription is accepted, CCIT II will send the subscriber confirmation of their purchase after they have been admitted as an investor.

Notice is hereby given to each investor that by executing this agreement you are not waiving any rights you may have under the Securities Act of 1933, as amended, or any state securities laws.

Investor's Signature _____ Date _____ Custodian Signature _____ Date _____

Co-Investor's Signature _____ Date _____

You should not invest in CCIT II unless you have read and understood this agreement and the Prospectus referred to above and understand the risks associated with an investment in CCIT II. In deciding to invest in CCIT II, you should rely only on the information contained in the Prospectus, and not on any other information or representations from any other person or source. CCIT II and each person selling shares of CCIT II common stock shall be responsible for making every reasonable effort to determine that such purchase of shares is a suitable and appropriate investment for each investor, based on the information provided by the prospective investor regarding the investor's financial situation and investment objectives.

B-3

F FINANCIAL ADVISOR INFORMATION (please complete 1 or 2)

1) REGISTERED REPRESENTATIVE (to be completed by selling Registered Representative)

a. ______________________
Name of Registered Representative

______________ ______________
Representative ID # Phone

____
Mailing Address

____
City State Zip

____
Email Address

b. ______________________
Name of Broker-Dealer

____
Representative CRD #

Have you changed firm affiliation (since last purchase)?

☐ Yes ☐ No

☐ Please check the box if the purchase is being made in the Registered Representative's or Broker-Dealer's personal account, in the account of one of their immediate family members, or in the account of any licensed employee of the Broker-Dealer.
ONLY CHECK THIS BOX IF COMMISSIONS SHOULD NOT BE PAID ON THE PURCHASE.

2) REGISTERED INVESTMENT ADVISOR (RIA) REPRESENTATIVE (to be completed by RIA Representative)

a. ______________________
Name of RIA Representative

____
Mailing Address

____
City State Zip

____
Phone

____
Email Address

b. ______________________
Name of RIA Office

____
RIA IARD #

____
Name of Clearing Firm

____
Name of Broker-Dealer (if applicable)

Have you changed firm affiliation (since last purchase)?

☐ Yes ☐ No

G FINANCIAL ADVISOR SIGNATURES

Based on the information I obtained from the investor regarding the investor's financial situation and investment objectives, I hereby certify to Cole Capital Corporation, Cole Capital Advisors, Inc. and CCIT II that I have reasonable grounds for believing that the purchase of the shares by the investor in CCIT II is a suitable and appropriate investment for this investor.

____
Signature of Registered or RIA Representative

____
Signature of Broker-Dealer or Clearing Firm/Platform (if applicable)

☐ I am completing and signing this application pursuant to a power-of-attorney from the investor. I hereby certify that such power-of-attorney is legally valid and includes within its scope my completion and execution of this application on behalf of the investor. **THIS ELECTION IS NOT AVAILABLE FOR ALABAMA RESIDENTS AND THEIR REPRESENTATIVES.**

ONCE COMPLETE, PLEASE DELIVER THIS FORM TO:

Via Fax:
1.877.616.1118

Via Regular Mail:
CCIT II
DST Systems, Inc.
P.O. Box 219312
Kansas City, MO 64121-9312

Via Overnight/Express Mail:
CCIT II
DST Systems, Inc.
430 West 7th Street
Kansas City, MO 64105

© 2014 Cole Capital Advisors, Inc. All rights reserved
CCIT2-AGMT-02(04-14) B-4

APPENDIX C

COLE OFFICE & INDUSTRIAL REIT (CCIT II), INC.

COLE CAPITAL™

866.907.2653

ADDITIONAL SUBSCRIPTION AGREEMENT FOR THE PURCHASE OF COMMON STOCK

This form may be used by any current investor in Cole Office & Industrial REIT (CCIT II), Inc. (CCIT II), who desires to purchase additional shares of CCIT II and who purchased their shares directly from CCIT II. Investors who acquired shares other than through use of an Initial Subscription Agreement (e.g., through a transfer of ownership or TOD) and who wish to make additional investments must complete the CCIT II Initial Subscription Agreement.

A INVESTMENT (a completed Additional Subscription Agreement is required for each additional investment)

1. This subscription is in the amount of $ ________________ (minimum $1,000) ☐ Check if amount is estimated

2. Payment will be made with: ☐ Enclosed Check (Make check payable to Cole REIT) ☐ Funds wired ☐ Funds to follow

☐ ACH (Copy of voided check required)

______________________ ☐ Checking ☐ Savings

Financial Institution

______________________ ______________________

Routing/Transit # Account #

B REGISTRATION INFORMATION

______________________ ______________________

Existing Account Registration (name of Account) SSN or Tax ID #

____

Existing Account #

Volume Discounts

I am (we are) making, or previously have made, investments in the following programs sponsored by Cole Capital that are Eligible Programs, as defined in a Cole REIT Prospectus. (You may only include any investments made by the same "purchaser," as defined in the Prospectus.) This information will help determine whether volume discounts may be applicable. All holdings are subject to verification.

Name of Cole Program	Cole Account #	SSN or Tax ID #

C INVESTOR(S) ACKNOWLEDGEMENTS AND SIGNATURES (Investor(s) must initial each of sections 1-4 and those sections of 5-14 as appropriate)

I (we) (or, in the case of fiduciary accounts, the person authorized to sign on my (our) behalf) hereby acknowledge and/or represent the following:

INVESTOR | CO-INVESTOR

____|____ 1. I (we) have received the final Prospectus, whether over the Internet, on a CD-ROM, paper copies, or any other delivery method, relating to the shares of CCIT II.

____|____ 2. Excluding home, home furnishings and automobiles, I (we) either: (i) have a net worth of at least $70,000 and had during the last year or estimate that I (we) will have in the current year gross income of at least $70,000; or (ii) have a net worth of at least $250,000. In the case of sales to fiduciary accounts, the specific requirements shall be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the shares.

____|____ 3. I am (we are) purchasing the shares for my (our) own account, or if I am (we are) purchasing shares on behalf of a trust or other entity of which I am (we are) trustee(s) or authorized agent(s), I (we) have due authority to execute this Additional Subscription Agreement and do hereby legally bind the trust or other entity of which I am (we are) trustee(s) or authorized agent(s).

____|____ 4. I (we) acknowledge that the shares are not liquid.

____|____ 5. For **Alabama** residents: My (our) liquid net worth is at least 10 times my (our) investment in CCIT II and similar programs.

____|____ 6. For **California** residents: I (we) either: (i) have a net worth of at least $75,000 and had during the last year or estimate that I (we) will have in the current year gross income of at least $75,000; or (ii) have a net worth of at least $250,000. In addition, my (our) investment in CCIT II does not exceed 10% of my (our) net worth.

____|____ 7. For **Iowa** residents: Excluding home, furnishings and automobiles, I (we) either (i) have a minimum net worth of $100,000 and an annual income of $70,000, or (ii) have a minimum net worth of $350,000. In addition, my (our) investment in CCIT II and its affiliates does not exceed 10% of my (our) "liquid net worth" (as defined in the Prospectus for Iowa investors).

____|____ 8. For **Kansas, Maine and Massachusetts** residents: I (we) acknowledge that the Kansas, Maine and Massachusetts securities regulators recommend that I (we) should invest, in the aggregate, no more than 10% of my (our) "liquid net worth" (as defined in the Prospectus for Kansas, Maine and Massachusetts investors) in CCIT II and the securities of similar direct participation programs.

C-1

INVESTOR | CO-INVESTOR

_____ | _____ 9. For **Kentucky, Michigan and Tennessee** residents: My (our) liquid net worth is at least 10 times my (our) maximum investment in CCIT II.

_____ | _____ 10. For **Nebraska** residents: Excluding home, furnishings and automobiles, I (we) either: (i) have a minimum net worth of $100,000 and an annual income of $70,000, or (ii) have a minimum net worth of $350,000. In addition, my (our) investment in CCIT II does not exceed ten percent (10%) of my (our) net worth.

_____ | _____ 11. For **New Jersey** residents: Excluding home, home furnishings and automobiles, I (we) either (i) have a minimum liquid net worth (as defined in the Prospectus for New Jersey investors) of at least $100,000 and a minimum annual gross income of not less than $85,000 or (ii) have a minimum liquid net worth of at least $350,000. In addition, my (our) investment in CCIT II, shares of its affiliates and other direct participation investments does not exceed 10% of my (our) liquid net worth.

_____ | _____ 12. For **New Mexico** residents: My (our) aggregate investment in CCIT II, its affiliates and other non-traded real estate investment trusts does not exceed 10% of my (our) "liquid net worth" (as defined in the Prospectus for New Mexico investors.)

_____ | _____ 13. For **North Dakota, Oregon and Pennsylvania** residents: My (our) net worth is at least 10 times my (our) investment in CCIT II.

_____ | _____ 14. For **Ohio** residents: I (we) hereby acknowledge that Ohio investors may not invest, in the aggregate, more than 10% of their "liquid net worth" (as defined in the Prospectus for Ohio investors) in CCIT II, its affiliates and other non-traded real estate investment trusts.

☐ By checking here I confirm I would like to go green and no longer receive in paper any documents that Cole can send to me electronically. (If you decide later that you want to receive documents in paper, you can contact Cole Investor Services at 866.907.2653.) If you are choosing to go green, please provide your email address here: ____________________

SUBSTITUTE W-9: I HEREBY CERTIFY under penalty of perjury (i) that the taxpayer identification number shown on this Additional Subscription Agreement is true, correct and complete, (ii) that I am not subject to backup withholding either because I have not been notified that I am subject to backup withholding as a result of a failure to report all interest or distributions, or the Internal Revenue Service has notified me that I am no longer subject to backup withholding, and (iii) I am a U.S. person.

A sale of the shares may not be completed until at least five (5) business days after the date the subscriber receives the final Prospectus. If a subscriber's subscription is accepted, CCIT II will send the subscriber confirmation of their purchase after they have been admitted as an investor.

Notice is hereby given to each investor that by executing this agreement you are not waiving any rights you may have under the Securities Act of 1933, as amended, or any state securities laws.

Investor's Signature ____________ Date ____________ Custodian Signature ____________ Date ____________

Co-Investor's Signature ____________ Date ____________

You should not invest in CCIT II unless you have read and understood this agreement and the Prospectus referred to above and understand the risks associated with an investment in CCIT II. In deciding to invest in CCIT II, you should rely only on the information contained in the Prospectus, and not on any other information or representations from any other person or source. CCIT II and each person selling shares of CCIT II common stock shall be responsible for making every reasonable effort to determine that such purchase of shares is a suitable and appropriate investment for each investor, based on the information provided by the prospective investor regarding the investor's financial situation and investment objectives.

D FINANCIAL ADVISOR INFORMATION (please complete 1 or 2)

1) REGISTERED REPRESENTATIVE (to be completed by selling Registered Representative)

Name of Registered Representative ____________ Representative and Branch ID # ____________

2) REGISTERED INVESTMENT ADVISOR (RIA) REPRESENTATIVE (to be completed by RIA Representative)

Name of RIA Representative ____________ RIA IARD # ____________

E FINANCIAL ADVISOR SIGNATURES

Based on the information I obtained from the investor regarding the investor's financial situation and investment objectives, I hereby certify to Cole Capital Corporation, Cole Capital Advisors, Inc. and CCIT II that I have reasonable grounds for believing that the purchase of the shares by the investor in CCIT II is a suitable and appropriate investment for this investor.

Signature of Registered or RIA Representative ____________ Signature of Broker-Dealer or Clearing Firm/Platform (if applicable) ____________

☐ I am completing and signing this application pursuant to a power-of-attorney from the investor. I hereby certify that such power-of-attorney is legally valid and includes within its scope my completion and execution of this application on behalf of the investor. **THIS ELECTION IS NOT AVAILABLE FOR ALABAMA RESIDENTS AND THEIR REPRESENTATIVES.**

ONCE COMPLETE, PLEASE DELIVER THIS FORM TO:

Via Fax:
1.877.616.1118

Via Regular Mail:
CCIT II
DST Systems, Inc.
P.O. Box 219312
Kansas City, MO 64121-9312

Via Overnight/Express Mail:
CCIT II
DST Systems, Inc.
430 West 7th Street
Kansas City, MO 64105

© 2014 Cole Capital Advisors, Inc. All rights reserved

CCIT2-AI-02 (04-14) C-2

APPENDIX D

NOT FOR USE IN ALABAMA, ARKANSAS, MARYLAND, PENNSYLVANIA, SOUTH CAROLINA OR TENNESSEE

COLE CAPITAL™
866.907.2653

INITIAL SUBSCRIPTION AGREEMENT FOR THE PURCHASE OF COMMON STOCK

A INVESTMENT (a separate Initial Subscription Agreement is required for each initial investment)

1. This subscription is in the amount(s) and for the Cole real estate investment trust(s) (Cole REIT(s)) listed below. Investors should not sign this Initial Subscription Agreement for either offering unless they have received the current final Prospectuses for BOTH offerings.

a. $ ______________ **COLE CREDIT PROPERTY TRUST V, INC.**

☐ Initial Subscription (minimum $2,500)
☐ Additional Subscription (minimum $1,000)
Existing Account # ______________
☐ Check if amount is estimated

b. $ ______________ **COLE OFFICE & INDUSTRIAL REIT (CCIT II), INC.**

☐ Initial Subscription (minimum $2,500)
☐ Additional Subscription (minimum $1,000)
Existing Account # ______________
☐ Check if amount is estimated

2. Payment will be made with: ☐ Enclosed check (Make check payable to Cole REIT) ☐ Funds wired ☐ Funds to follow
☐ ACH (Copy of voided check required)

____
Financial Institution

☐ Checking ☐ Savings

____
Routing/Transit #

____
Account #

3. *(Optional)* For purchases without selling commissions, please designate below, if applicable:
☐ RIA/WRAP Account ☐ Cole Employee, Affiliate or their Family Member
ONLY CHECK ONE OF THESE BOXES IF COMMISSIONS SHOULD NOT BE PAID ON THE PURCHASE.

B TYPE OF REGISTRATION (please complete either section 1 or 2, but not both, and section 3, if applicable)

1. Non-Qualified Registration

☐ Individual Ownership (one signature required)
☐ Joint Tenants with Right of Survivorship (all parties must sign)
☐ Community Property (all parties must sign)
☐ Tenants-in-Common (all parties must sign)
☐ Trust (trustee or grantor signatures and trust documents or Cole Trustee Certification of Investment Power required)

____
Name of Trust

____
Date of Trust Tax ID # (if applicable)

☐ Transfer on Death (fill out TOD Form to effect designation)
☐ Uniform Gifts to Minors Act or Uniform Transfer to Minors Act (UGMA/UTMA adult custodian signature required)

State of ______________

Custodian for (minor's name) ______________

☐ Corporate Ownership (authorized signature and Corporate Resolution or Cole Corporate Resolution Form required)
☐ S-corp ☐ C-corp (will default to S-corp if nothing is marked)
☐ Partnership Ownership (authorized signature and Partnership paperwork or Cole Corporate Resolution Form required)
☐ Limited Liability Company (authorized signature and LLC paperwork or Cole Corporate Resolution Form required)
☐ Taxable Pension or Profit Sharing Plan (authorized signature and Plan paperwork required)
☐ Other (specify)

____

2. Qualified Registration

☐ Traditional IRA
☐ Roth IRA
☐ Keogh Plan
☐ Simplified Employee Pension/Trust (S.E.P.)
☐ Pension or Profit Sharing Plan (exempt under 401(a))
☐ Non-custodial ☐ Custodial

____
Plan Name Tax ID #

☐ Other (specify)

____

3. Custodian or Clearing Firm/Platform Information, if applicable (send all paperwork directly to the Custodian or Clearing Firm/Platform)

____
Name

____
Street/PO Box

____
City State Zip

____
Custodian Tax ID # (provided by Custodian)

____
Custodian or Clearing Firm/Platform Account #

____
Custodian Phone

D-1

C REGISTRATION INFORMATION (or Trustees if applicable)

Investor or Trustee Name

Mailing Address

City | State | Zip

Phone | Business Phone

Email Address

SSN or Tax ID | Date of Birth

Street Address (if different from mailing address or mailing address is a PO Box)

City | State | Zip

Co-Investor or Co-Trustee Name (if applicable)

Mailing Address

City | State | Zip

Phone | Business Phone

SSN or Tax ID | Date of Birth

Volume Discounts

I am (we are) making, or previously have made, investments in the following programs sponsored by Cole Capital that are Eligible Programs, as defined in a Cole REIT prospectus. (You may only include any investments made by the same "purchaser," as defined in the Prospectus.) This information will help determine whether volume discounts may be applicable. All holdings are subject to verification.

Name of Cole Program	Cole Account #	SSN or Tax ID
Name of Cole Program	Cole Account #	SSN or Tax ID

D DISTRIBUTION INSTRUCTIONS (will default to Address of Record or Custodian if nothing is marked)

Complete this section to enroll in the Distribution Reinvestment Plan or to elect how you wish to receive your distributions.

☐ Reinvest pursuant to Distribution Reinvestment Plan
☐ Send to Custodial Account (listed in Section B-3)
☐ Mail to Address of Record (Non-custodial accounts only)
☐ Mail to Brokerage Account or Third Party (Non-custodial accounts only)

Payee Name

Account #

Mailing Address

City | State | Zip

Note: All custodial account distributions not reinvested pursuant to the distribution reinvestment plan will be sent to the custodian.

☐ Direct Deposit (Non-custodial accounts only)
☐ Checking ☐ Savings

Account #

Financial Institution

Routing/Transit #

☐ Check if banking information is same as provided in Section A-2

By signing this agreement, I authorize the applicable Cole REIT to deposit distributions into the account specified in Section D, and to debit that account in the amount of any distribution deposited in error. If I withdraw deposits made in error, I authorize the applicable Cole REIT to retain future distributions until the erroneous deposits are recovered. This authorization is effective until terminated in writing by either party.

D-2

E INVESTOR(S) ACKNOWLEDGEMENTS AND SIGNATURES (Investor(s) must initial each of sections 1-4 and any other applicable sections)

I (we) (or, in the case of fiduciary accounts, the person authorized to sign on my (our) behalf) hereby acknowledge and/or represent the following:

For Investors in either or both offerings:

INVESTOR | CO-INVESTOR

_____|_____ 1. I (we) have received the final Prospectuses, whether over the Internet, on a CD-ROM, paper copies, or any other delivery method, relating to the shares of Cole Credit Property Trust V, Inc. (CCPT V) and Cole Office & Industrial REIT (CCIT II), Inc. (CCIT II).

_____|_____ 2. Excluding home, home furnishings and automobiles, I (we) either: (i) have a net worth of at least $70,000 and had during the last year or estimate that I (we) will have in the current year gross income of at least $70,000; or (ii) have a net worth of at least $250,000. In the case of sales to fiduciary accounts, the specific requirements shall be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the shares.

_____|_____ 3. I am (we are) purchasing the shares for my (our) own account, or if I am (we are) purchasing shares on behalf of a trust or other entity of which I am (we are) trustee(s) or authorized agent(s), I (we) have due authority to execute this Initial Subscription Agreement and do hereby legally bind the trust or other entity of which I am (we are) trustee(s) or authorized agent(s).

_____|_____ 4. I (we) acknowledge that the shares are not liquid.

For Investors in Cole Credit Property Trust V, Inc.

INVESTOR | CO-INVESTOR

_____|_____ 5. For **California** residents: I (we) either: (i) have a net worth of at least $75,000 and had during the last year or estimate that I (we) will have in the current year gross income of at least $75,000; or (ii) have a net worth of at least $250,000. In addition, my (our) investment in CCPT V does not exceed 10% of my (our) net worth.

_____|_____ 6. For **Iowa** residents: Excluding home, furnishings and automobiles, I (we) either (i) have a minimum net worth of $100,000 and an annual income of $70,000, or (ii) have a minimum net worth of $350,000. In addition, my (our) investment in CCPT V and its affiliates does not exceed 10% of my (our) "liquid net worth" (as defined in the Prospectus for Iowa investors).

_____|_____ 7. For **Kansas, Maine and Massachusetts** residents: I (we) acknowledge that the Kansas, Maine and Massachusetts securities regulators recommend that I (we) should invest, in the aggregate, no more than 10% of my (our) "liquid net worth" (as defined in the Prospectus for Kansas, Maine and Massachusetts investors) in CCPT V and the securities of similar direct participation programs.

_____|_____ 8. For **Kentucky and Michigan** residents: My (our) liquid net worth is at least 10 times my (our) maximum investment in CCPT V.

_____|_____ 9. For **Nebraska** residents: Excluding home, furnishings and automobiles, I (we) either: (i) have a minimum net worth of $100,000 and an annual income of $70,000, or (ii) have a minimum net worth of $350,000. In addition, my (our) investment in CCPT V does not exceed 10% of my (our) net worth.

_____|_____ 10. For **New Jersey** residents: Excluding home, home furnishings and automobiles, I (we) either (i) have a minimum liquid net worth (as defined in the Prospectus for New Jersey investors) of at least $100,000 and a minimum annual gross income of not less than $85,000 or (ii) have a minimum liquid net worth of at least $350,000. In addition, my (our) investment in CCPT V, shares of its affiliates and other direct participation investments does not exceed 10% of my (our) liquid net worth.

_____|_____ 11. For **New Mexico** residents: My (our) aggregate investment in CCPT V, its affiliates and other non-traded real estate investment programs does not exceed 10% of my (our) liquid net worth.

_____|_____ 12. For **North Dakota and Oregon** residents: My (our) net worth is at least 10 times my (our) investment in CCPT V.

_____|_____ 13. For **Ohio** residents: I (we) hereby acknowledge that Ohio investors may not invest, in the aggregate, more than 10% of their "liquid net worth" (as defined in the Prospectus for Ohio investors) in CCPT V, its affiliates and other non-traded real estate investment trusts.

INVESTOR | CO-INVESTOR

_____|_____ 5. For **California** residents: I (we) either: (i) have a net worth of at least $75,000 and had during the last year or estimate that I (we) will have in the current year gross income of at least $75,000; or (ii) have a net worth of at least $250,000. In addition, my (our) investment in CCIT II does not exceed 10% of my (our) net worth.

_____|_____ 6. For **Iowa** residents: Excluding home, furnishings and automobiles, I (we) either (i) have a minimum net worth of $100,000 and an annual income of $70,000, or (ii) have a minimum net worth of $350,000. In addition, my (our) investment in CCIT II and its affiliates does not exceed 10% of my (our) "liquid net worth" (as defined in the Prospectus for Iowa investors).

_____|_____ 7. For **Kansas, Maine and Massachusetts** residents: I (we) acknowledge that the Kansas, Maine and Massachusetts securities regulators recommend that I (we) should invest, in the aggregate, no more than 10% of my (our) "liquid net worth" (as defined in the Prospectus for Kansas, Maine and Massachusetts investors) in CCIT II and the securities of similar direct participation programs.

_____|_____ 8. For **Kentucky and Michigan** residents: My (our) liquid net worth is at least 10 times my (our) maximum investment in CCIT II.

_____|_____ 9. For **Nebraska** residents: Excluding home, furnishings and automobiles, I (we) either: (i) have a minimum net worth of $100,000 and an annual income of $70,000, or (ii) have a minimum net worth of $350,000. In addition, my (our) investment in CCIT II does not exceed 10% of my (our) net worth.

_____|_____ 10. For **New Jersey** residents: Excluding home, home furnishings and automobiles, I (we) either (i) have a minimum liquid net worth (as defined in the Prospectus for New Jersey investors) of at least $100,000 and a minimum annual gross income of not less than $85,000 or (ii) have a minimum liquid net worth of at least $350,000. In addition, my (our) investment in CCIT II, shares of its affiliates and other direct participation investments does not exceed 10% of my (our) liquid net worth.

_____|_____ 11. For **New Mexico** residents: My (our) aggregate investment in CCIT II, its affiliates and other non-traded real estate investment trusts does not exceed 10% of my (our) "liquid net worth" (as defined in the Prospectus for New Mexico investors.)

_____|_____ 12. For **North Dakota and Oregon** residents: My (our) net worth is at least 10 times my (our) investment in CCIT II.

_____|_____ 13. For **Ohio** residents: I (we) hereby acknowledge that Ohio investors may not invest, in the aggregate, more than 10% of their "liquid net worth" (as defined in the Prospectus for Ohio investors) in CCIT II, its affiliates and other non-traded real estate investment trusts.

D-3

E INVESTOR(S) ACKNOWLEDGEMENTS AND SIGNATURES (continued)

☐ By checking here I confirm I would like to go green and no longer receive in paper any documents that Cole can send to me electronically. (If you are choosing to go green, please make sure you provide your email address in Section C.) If you decide later that you want to receive documents in paper, you can contact Cole Investor Services at 866.907.2653.

SUBSTITUTE W-9: I HEREBY CERTIFY under penalty of perjury (i) that the taxpayer identification number shown on this Initial Subscription Agreement is true, correct and complete, (ii) that I am not subject to backup withholding either because I have not been notified that I am subject to backup withholding as a result of a failure to report all interest or distributions, or the Internal Revenue Service has notified me that I am no longer subject to backup withholding, and (iii) I am a U.S. person.

A sale of the shares may not be completed until at least five business days after the date the subscriber receives the final Prospectus. If a subscriber's subscription is accepted, Cole will send the subscriber confirmation of their purchase after they have been admitted as an investor.

Notice is hereby given to each investor that by executing this agreement you are not waiving any rights you may have under the Securities Act of 1933, as amended, or any state securities laws.

Investor's Signature ____________ Date ____________ Custodian Signature ____________ Date ____________

Co-Investor's Signature ____________ Date ____________

You should not invest in a Cole REIT unless you have read and understood this agreement and the Prospectuses referred to above and understand the risks associated with an investment in the Cole REIT. In deciding to invest in a Cole REIT, you should rely only on the information contained in the Prospectuses, and not on any other information or representations from any other person or source. Each Cole REIT and each person selling shares of its common stock shall be responsible for making every reasonable effort to determine that such purchase of shares is a suitable and appropriate investment for each investor, based on the information provided by the prospective investor regarding the investor's financial situation and investment objectives.

F FINANCIAL ADVISOR INFORMATION (please complete 1 or 2)

1) REGISTERED REPRESENTATIVE (to be completed by selling Registered Representative)

a. ____________ Name of Registered Representative

Representative ID # ____________ Phone ____________

Mailing Address ____________

City ____________ State ____________ Zip ____________

Email Address ____________

b. ____________ Name of Broker-Dealer

Representative CRD # ____________

Have you changed firm affiliation (since last purchase)?

☐ Yes ☐ No

☐ Please check the box if the purchase is being made in the Registered Representative's or Broker-Dealer's personal account, in the account of one of their immediate family members, or in the account of any licensed employee of the Broker-Dealer. **ONLY CHECK THIS BOX IF COMMISSIONS SHOULD NOT BE PAID ON THE PURCHASE.**

2) REGISTERED INVESTMENT ADVISOR (RIA) REPRESENTATIVE (to be completed by RIA Representative)

a. ____________ Name of RIA Representative

Mailing Address ____________

City ____________ State ____________ Zip ____________

Phone ____________

Email Address ____________

b. ____________ Name of RIA Office

RIA IARD # ____________

Name of Clearing Firm ____________

Name of Broker-Dealer (if applicable) ____________

Have you changed firm affiliation (since last purchase)?

☐ Yes ☐ No

G FINANCIAL ADVISOR SIGNATURES

Based on the information I obtained from the investor regarding the investor's financial situation and investment objectives, I hereby certify to Cole Capital Corporation, Cole Capital Advisors, Inc., CCPT V and CCIT II that I have reasonable grounds for believing that the purchase of the shares by the investor in the respective Cole REIT(s) is a suitable and appropriate investment for this investor.

Signature of Registered or RIA Representative ____________

Signature of Broker-Dealer or Clearing Firm/Platform (if applicable) ____________

☐ I am completing and signing this application pursuant to a power-of-attorney from the investor. I hereby certify that such power-of-attorney is legally valid and includes within its scope my completion and execution of this application on behalf of the investor.

ONCE COMPLETE, PLEASE DELIVER THIS FORM TO:

Via Fax:
1.877.616.1118

Via Regular Mail:
COLE REIT
DST Systems, Inc.
P.O. Box 219312
Kansas City, MO 64121-9312

Via Overnight/Express Mail:
COLE REIT
DST Systems, Inc.
430 West 7th Street
Kansas City, MO 64105

© 2014 Cole Capital Advisors, Inc. All rights reserved

JOINT 3-AGMT-01(03-14) D-4

APPENDIX E

NOT FOR USE IN ALABAMA, ARKANSAS, MARYLAND, PENNSYLVANIA, SOUTH CAROLINA OR TENNESSEE

COLE CAPITAL™

ADDITIONAL SUBSCRIPTION AGREEMENT FOR THE PURCHASE OF COMMON STOCK

866.907.2653

This form may be used by any current investor in Cole Credit Property Trust V, Inc. (CCPT V) and/ or Cole Office & Industrial REIT (CCIT II), Inc. (CCIT II), who desires to purchase additional shares of CCPT V and/or CCIT II and who purchased their shares directly from CCPT V and/or CCIT II. Investors who acquired shares other than through use of an Initial Subscription Agreement (e.g., through a transfer of ownership or TOD) and who wish to make additional investments must complete the CCPT V Initial Subscription Agreement, CCIT II Initial Subscription Agreement or the CCPT V/CCIT II Joint Initial Subscription Agreement.

A INVESTMENT (a completed Additional Subscription Agreement is required for each additional investment)

1. This subscription is in the amount(s) and for the Cole real estate investment trust(s) (Cole REIT(s)) listed below. Investors should not sign this Additional Subscription Agreement for either offering unless they have received the current final Prospectuses for BOTH offerings.

a. $ ____________ **COLE CREDIT PROPERTY TRUST V, INC.** (minimum $1,000) ☐ Check if amount is estimated

b. $ ____________ **COLE OFFICE & INDUSTRIAL REIT (CCIT II), INC.** (minimum $1,000) ☐ Check if amount is estimated

2. Payment will be made with: ☐ Enclosed check (Make check payable to Cole REIT) ☐ Funds wired ☐ Funds to follow
☐ ACH (Copy of voided check required)

Financial Institution ____________ ☐ Checking ☐ Savings

Routing/Transit # ____________ Account # ____________

B REGISTRATION INFORMATION

Existing Account Registration (name of Account) ____________ SSN or Tax ID ____________

Existing Account # ____________

Volume Discounts

I am (we are) making, or previously have made, investments in the following programs sponsored by Cole Capital that are Eligible Programs, as defined in a Cole REIT prospectus. (You may only include any investments made by the same "purchaser," as defined in the Prospectus.) This information will help determine whether volume discounts may be applicable. All holdings are subject to verification.

Name of Cole Program	Cole Account #	SSN or Tax ID

E-1

C INVESTOR(S) ACKNOWLEDGEMENTS AND SIGNATURES (Investor(s) must initial each of sections 1-4 and any other applicable sections)

I (we) (or, in the case of fiduciary accounts, the person authorized to sign on my (our) behalf) hereby acknowledge and/or represent the following:

For Investors in either or both offerings:

INVESTOR | CO-INVESTOR

_____|_____ 1. I (we) have received the final Prospectuses, whether over the Internet, on a CD-ROM, paper copies, or any other delivery method, relating to the shares of CCPT V and CCIT II.

_____|_____ 2. Excluding home, home furnishings and automobiles, I (we) either: (i) have a net worth of at least $70,000 and had during the last year or estimate that I (we) will have in the current year gross income of at least $70,000; or (ii) have a net worth of at least $250,000. In the case of sales to fiduciary accounts, the specific requirements shall be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the shares.

_____|_____ 3. I am (we are) purchasing the shares for my (our) own account, or if I am (we are) purchasing shares on behalf of a trust or other entity of which I am (we are) trustee(s) or authorized agent(s), I (we) have due authority to execute this Initial Subscription Agreement and do hereby legally bind the trust or other entity of which I am (we are) trustee(s) or authorized agent(s).

_____|_____ 4. I (we) acknowledge that the shares are not liquid.

For Investors in Cole Credit Property Trust V, Inc.

INVESTOR | CO-INVESTOR

_____|_____ 5. For **California** residents: I (we) either: (i) have a net worth of at least $75,000 and had during the last year or estimate that I (we) will have in the current year gross income of at least $75,000; or (ii) have a net worth of at least $250,000. In addition, my (our) investment in CCPT V does not exceed 10% of my (our) net worth.

_____|_____ 6. For **Iowa** residents: Excluding home, furnishings and automobiles, I (we) either (i) have a minimum net worth of $100,000 and an annual income of $70,000, or (ii) have a minimum net worth of $350,000. In addition, my (our) investment in CCPT V and its affiliates does not exceed 10% of my (our) "liquid net worth" (as defined in the Prospectus for Iowa investors).

_____|_____ 7. For **Kansas, Maine and Massachusetts** residents: I (we) acknowledge that the Kansas, Maine and Massachusetts securities regulators recommend that I (we) should invest, in the aggregate, no more than 10% of my (our) "liquid net worth" (as defined in the Prospectus for Kansas, Maine and Massachusetts investors) in CCPT V and the securities of similar direct participation programs.

_____|_____ 8. For **Kentucky and Michigan** residents: My (our) liquid net worth is at least 10 times my (our) maximum investment in CCPT V.

_____|_____ 9. For **Nebraska** residents: Excluding home, furnishings and automobiles, I (we) either: (i) have a minimum net worth of $100,000 and an annual income of $70,000, or (ii) have a minimum net worth of $350,000. In addition, my (our) investment in CCPT V does not exceed 10% of my (our) net worth.

_____|_____ 10. For **New Jersey** residents: Excluding home, home furnishings and automobiles, I (we) either (i) have a minimum liquid net worth (as defined in the Prospectus for New Jersey investors) of at least $100,000 and a minimum annual gross income of not less than $85,000 or (ii) have a minimum liquid net worth of at least $350,000. In addition, my (our) investment in CCPT V, shares of its affiliates and other direct participation investments does not exceed 10% of my (our) liquid net worth.

_____|_____ 11. For **New Mexico** residents: My (our) aggregate investment in CCPT V, its affiliates and other non-traded real estate investment programs does not exceed 10% of my (our) liquid net worth.

_____|_____ 12. For **North Dakota and Oregon** residents: My (our) net worth is at least 10 times my (our) investment in CCPT V.

_____|_____ 13. For **Ohio** residents: I (we) hereby acknowledge that Ohio investors may not invest, in the aggregate, more than 10% of their "liquid net worth" (as defined in the Prospectus for Ohio investors) in CCPT V, its affiliates and other non-traded real estate investment trusts.

INVESTOR | CO-INVESTOR

_____|_____ 5. For **California** residents: I (we) either: (i) have a net worth of at least $75,000 and had during the last year or estimate that I (we) will have in the current year gross income of at least $75,000; or (ii) have a net worth of at least $250,000. In addition, my (our) investment in CCIT II does not exceed 10% of my (our) net worth.

_____|_____ 6. For **Iowa** residents: Excluding home, furnishings and automobiles, I (we) either (i) have a minimum net worth of $100,000 and an annual income of $70,000, or (ii) have a minimum net worth of $350,000. In addition, my (our) investment in CCIT II and its affiliates does not exceed 10% of my (our) "liquid net worth" (as defined in the Prospectus for Iowa investors).

_____|_____ 7. For **Kansas, Maine and Massachusetts** residents: I (we) acknowledge that the Kansas, Maine and Massachusetts securities regulators recommend that I (we) should invest, in the aggregate, no more than 10% of my (our) "liquid net worth" (as defined in the Prospectus for Kansas, Maine and Massachusetts investors) in CCIT II and the securities of similar direct participation programs.

_____|_____ 8. For **Kentucky and Michigan** residents: My (our) liquid net worth is at least 10 times my (our) maximum investment in CCIT II.

_____|_____ 9. For **Nebraska** residents: Excluding home, furnishings and automobiles, I (we) either: (i) have a minimum net worth of $100,000 and an annual income of $70,000, or (ii) have a minimum net worth of $350,000. In addition, my (our) investment in CCIT II does not exceed 10% of my (our) net worth.

_____|_____ 10. For **New Jersey** residents: Excluding home, home furnishings and automobiles, I (we) either (i) have a minimum liquid net worth (as defined in the Prospectus for New Jersey investors) of at least $100,000 and a minimum annual gross income of not less than $85,000 or (ii) have a minimum liquid net worth of at least $350,000. In addition, my (our) investment in CCIT II, shares of its affiliates and other direct participation investments does not exceed 10% of my (our) liquid net worth.

_____|_____ 11. For **New Mexico** residents: My (our) aggregate investment in CCIT II, its affiliates and other non-traded real estate investment trusts does not exceed 10% of my (our) "liquid net worth" (as defined in the Prospectus for New Mexico investors.)

_____|_____ 12. For **North Dakota and Oregon** residents: My (our) net worth is at least 10 times my (our) investment in CCIT II.

_____|_____ 13. For **Ohio** residents: I (we) hereby acknowledge that Ohio investors may not invest, in the aggregate, more than 10% of their "liquid net worth" (as defined in the Prospectus for Ohio investors) in CCIT II, its affiliates and other non-traded real estate investment trusts.

E-2

C INVESTOR(S) ACKNOWLEDGEMENTS AND SIGNATURES (continued)

☐ By checking here I confirm I would like to go green and no longer receive in paper any documents that Cole can send to me electronically. (If you decide later that you want to receive documents in paper, you can contact Cole Investor Services at 866.907.2653.) If you are choosing to go green, please provide your email address here: ______________________

SUBSTITUTE W-9: I HEREBY CERTIFY under penalty of perjury that (i) the taxpayer identification number shown on this Additional Subscription Agreement is true, correct and complete, (ii) I am not subject to backup withholding either because I have not been notified that I am subject to backup withholding as a result of a failure to report all interest or distributions, or the Internal Revenue Service has notified me that I am no longer subject to backup withholding, and (iii) I am a U.S. person.

A sale of shares may not be completed until at least five business days after the date the subscriber receives the final Prospectus. If a subscriber's subscription is accepted, Cole will send the subscriber confirmation of their purchase after they have been admitted as an investor.

Notice is hereby given to each investor that by executing this agreement you are not waiving any rights you may have under the Securities Act of 1933, as amended, or any state securities laws.

Investor's Signature Date

Custodian Signature Date

Co-Investor's Signature Date

You should not invest a in Cole REIT unless you have read and understood this agreement and the Prospectuses referred to above and understand the risks associated with an investment in the Cole REIT. In deciding to invest in a Cole REIT, you should rely only on the information contained in the Prospectuses, and not on any other information or representations from any other person or source. Each Cole REIT and each person selling shares of its common stock shall be responsible for making every reasonable effort to determine that such purchase of shares is a suitable and appropriate investment for each investor, based on the information provided by the prospective investor regarding the investor's financial situation and investment objectives.

D FINANCIAL ADVISOR INFORMATION (please complete 1 or 2)

1) REGISTERED REPRESENTATIVE (to be completed by selling Registered Representative)

Name of Registered Representative

Representative and Branch ID #

2) REGISTERED INVESTMENT ADVISOR (RIA) REPRESENTATIVE (to be completed by RIA Representative)

Name of RIA Representative

RIA IARD #

E FINANCIAL ADVISOR SIGNATURES

Based on the information I obtained from the investor regarding the investor's financial situation and investment objectives, I hereby certify to Cole Capital Corporation, Cole Capital Advisors, Inc., CCPT V and CCIT II that I have reasonable grounds for believing that the purchase of the shares by the investor in the respective Cole REIT(s) is a suitable and appropriate investment for this investor.

Signature of Registered or RIA Representative

Signature of Broker-Dealer or Clearing Firm/Platform (if applicable)

☐ I am completing and signing this application pursuant to a power-of-attorney from the investor. I hereby certify that such power-of-attorney is legally valid and includes within its scope my completion and execution of this application on behalf of the investor.

E-3

This Page Left Blank Intentionally

ONCE COMPLETE, PLEASE DELIVER THIS FORM TO:

Via Fax:
1.877.616.1118

Via Regular Mail:
COLE REIT
DST Systems, Inc.
P.O. Box 219312
Kansas City, MO 64121-9312

Via Overnight/Express Mail:
COLE REIT
DST Systems, Inc.
430 West 7th Street
Kansas City, MO 64105

© 2014 Cole Capital Advisors, Inc. All rights reserved

JOINT-3-AI-01 (03-14) E-4

CCIT2-SUP-16